As filed with the Securities and Exchange Commission on February 23, 2024

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM F-3

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

Akso Health Group

(Exact name of registrant as specified in its charter)

Cayman Islands	Not applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

Room 8201-4-4(A), 2nd Floor, Qiantongyuan Building,

No. 44, Moscow Road, Qianwan Bonded Port Area,

Qingdao Pilot Free Trade Zone, China (Shandong)

Tel: +86 152 1005 4919

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Puglisi & Associates

850 Library Avenue, Suite 204

Newark, DE 19711

302-738-6680

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Joan Wu, Esq.

Hunter Taubman Fischer & Li LLC

950 Third Avenue, 19th Floor

New York, NY 10022

212-530-2208

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of the registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☐

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

†	The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED February 23, 2024

PROSPECTUS

Akso Health Group

$400,000,000

Ordinary Shares

Ordinary Shares in the Form of American Depositary Shares,

Debt Securities, Warrants, Rights and Units

We may, from time to time, in one or more offerings, offer and sell up to US$400,000,000 of any combination, together or separately, of our ordinary shares, par value US$0.0001 per share, ordinary shares in the form of American Depositary Shares, or ADSs, debt securities, warrants, or any combination of the foregoing, either individually or as units comprised of one or more of the other securities. Each ADS represents three ordinary shares. The prospectus supplement for each offering of securities will describe in detail the plan of distribution for that offering. For general information about the distribution of the securities offered, please see “Plan of Distribution” in this prospectus.

This prospectus provides a general description of the securities we may offer. We will provide the specific terms of the securities offered in one or more supplements to this prospectus. We may also authorize one or more free writing prospectuses to be provided to you in connection with these offerings. The prospectus supplement and any related free writing prospectus may add, update or change information contained in this prospectus. You should read carefully this prospectus, the applicable prospectus supplement and any related free writing prospectus, as well as the documents incorporated or deemed to be incorporated by reference, before you invest in any of our securities. This prospectus may not be used to offer or sell any securities unless accompanied by the applicable prospectus supplement.

Pursuant to General Instruction I.B.5. of Form F-3, in no event will we sell the securities covered hereby in a public primary offering with a value exceeding more than one-third of the aggregate market value of our ordinary shares in any 12-month period so long as the aggregate market value of our outstanding ordinary shares held by non-affiliates remains below US$75,000,000. During the 12 calendar months prior to and including the date of this prospectus, we have not offered or sold any securities pursuant to General Instruction I.B.5 of Form F-3.

On January 26, 2021, we filed with the SEC a registration statement on Form F-3 (File No. 333-252434) utilizing a shelf registration process, which registration statement was declared effective on February 25, 2021 (the “2021 F-3”). Under this shelf registration process, we were initially entitled to, from time to time, sell up to $50 million in the aggregate of ordinary shares, ordinary shares in the form of ADSs, and warrants. As of the date of this prospectus, we have not sold any securities under the 2021 F-3.

The 2021 F-3 expires on February 25, 2024 and therefore, we are filing this registration statement as a new shelf registration statement, with unsold securities and fees paid under the “expiring” registration statement rolled over herein.

Our ADSs are listed on The NASDAQ Capital Market, or NASDAQ, under the symbol “AHG.” On February 22, 2024, the last reported sale price of the ADSs on NASDAQ was US$1.17 per ADS.

Investing in the ADSs involves risks. See “Risk Factors” beginning on page 10 of this prospectus and risk factors set forth in our most recent Annual Report on Form 20-F and in other reports incorporated herein by reference. We may include specific risk factors in an applicable prospectus supplement under the heading “Risk Factors.”

We may offer and sell the securities from time to time at fixed prices, at market prices or at negotiated prices, to or through underwriters, to other purchasers, through agents, or through a combination of these methods. If any underwriters are involved in the sale of any securities with respect to which this prospectus is being delivered, the names of such underwriters and any applicable commissions or discounts will be set forth in a prospectus supplement. The offering price of such securities and the net proceeds we expect to receive from such sale will also be set forth in a prospectus supplement. See “Plan of Distribution” elsewhere in this prospectus for a more complete description of the ways in which the securities may be sold.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 23, 2024.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under this shelf process, we may, from time to time, sell the securities described in this prospectus in one or more offerings, up to a total offering amount of US$400,000,000. We have provided to you in this prospectus a general description of the securities we may offer. Each time we sell securities under this shelf registration, we will, to the extent required by law, provide a prospectus supplement that will contain specific information about the terms of that offering. We may also authorize one or more free writing prospectuses to be provided to you that may contain material information relating to these offerings. The prospectus supplement and any related free writing prospectus that we may authorize to be provided to you may also add, update or change information contained in this prospectus or in any documents that we have incorporated by reference into this prospectus. To the extent there is a conflict between the information contained in this prospectus and the prospectus supplement or any related free writing prospectus, you should rely on the information in the prospectus supplement or the related free writing prospectus; provided that if any statement in one of these documents is inconsistent with a statement in another document having a later date – for example, a document filed after the date of this prospectus and incorporated by reference into this prospectus or any prospectus supplement or any related free writing prospectus – the statement in the document having the later date modifies or supersedes the earlier statement.

We have not authorized any dealer, agent or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus and any accompanying prospectus supplement, or any related free writing prospectus that we may authorize to be provided to you. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus or an accompanying prospectus supplement, or any related free writing prospectus that we may authorize to be provided to you. This prospectus and the accompanying prospectus supplement, if any, do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor do this prospectus and the accompanying prospectus supplement constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus is accurate on any date subsequent to the date set forth on the front of the document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference (as our business, financial condition, results of operations and prospects may have changed since that date), even though this prospectus, any applicable prospectus supplement or any related free writing prospectus is delivered or securities are sold on a later date.

As permitted by SEC rules and regulations, the registration statement of which this prospectus forms a part includes additional information not contained in this prospectus. You may read the registration statement and the other reports we file with the SEC at its website or at its offices described below under “Where You Can Find More Information.”

Unless the context otherwise requires, all references in this prospectus to “AHG”, “Akso Health Group,” “we,” “us,” “our,” “the Company” or similar words refer to Akso Health Group, together with our subsidiaries.

COMMONLY USED DEFINED TERMS

Unless otherwise indicated or the context otherwise requires in this prospectus:

●	“ADSs” are to our American depositary shares, each of which represents three ordinary shares;

●	“App”, “Xiaobai Maimai” are to Xiaobai Maimai application;

●	“big data” are to voluminous structured and unstructured data from multiple sources and in multiple formats;

●	“CAGR” are to compound annual growth rate;

●	“China” or the “PRC” are to the People’s Republic of China, including Hong Kong Special Administrative Region and the Macau Special Administrative Region, unless referening specific laws and regulatioins adopted by the PRC and other legal or tax matters only applicable to mainland China, and excluding, for the purposes of this prospectus only, Taiwan;

●	“CSRC” are to China Securities Regulatory Commission;

●	“GMV” or “Gross Merchandise Value” are to the value of confirmed orders of products and services on our platform, regardless of how, or whether, the buyer and seller settle the transaction;

●	“Hexin Digital” are to Hexin Digital Technology Co., Ltd.;

●	“Hexin E-commerce” are to Hexin E-Commerce Co. Ltd.;

●	“Hexin Fengze” are to Hexin Fengze Asset Management (Beijing) Co., Ltd.;

●	“Hexin Jinke” are to Hexin Jinke Group Co., Ltd.;

●	“Hexin Jiuding” are to Beijing Hexin Jiuding Technology Co., Ltd.

●	“Wusu Company” are to Wusu Hexin Yongheng Commercial and Trading Co., Ltd. (formerly known as Wusu Hexin Internet Small Loan Co., Ltd.);

●	“Hexin Yongheng” are to Beijing Hexin Yongheng Technology Development Co., Ltd.;

●	“Kuaishangche” are to Kuaishangche Automobile Leasing Co., Ltd.;

●	“Akso Online MediTech” are to Akso Online MediTech Co., LTD.

●	“MAU” are to monthly active users;

●	“MIIT” are to the Ministry of Industry and Information Technology;

●	“Ordinary shares” are to our ordinary shares of par value US$0.0001 per share;

●	“Our former variable interest entities” or “former VIEs” are to Hexin Jiuding, Wusu Company and Hexin Digital;

●	“PCAOB” are to the Public Company Accounting Oversight Board;

●	“Platforms” are to the e-commerce platforms that Hexin Digital cooperates with;

●	“RMB” and “Renminbi” are to the legal currency of China;

●	“SAMR” are to the PRC State Administration for Market Regulation (formerly known as the SAIC);

●	“US$,” “U.S. dollars,” “$” and “dollars” are to the legal currency of the United States;

●	“U.S. GAAP” are to accounting principles generally accepted in the United States;

●	“Akso Health,” “our company”, or “the Company” are to Akso Health Group (formerly known as Xiaobai Maimai Inc.), an exempted company incorporated in the Cayman Islands with limited liability.

●	“we,” “us,” “our company” and “our” refer to Akso Health Group and its consolidated subsidiaries.

NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and our SEC filings that are incorporated by reference into this prospectus contain or incorporate by reference forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements other than statements of historical fact are “forward-looking statements,” including any projections of earnings, revenue or other financial items, any statements of the plans, strategies and objectives of management for future operations, any statements concerning proposed new projects or other developments, any statements regarding future economic conditions or performance, any statements of management’s beliefs, goals, strategies, intentions and objectives, and any statements of assumptions underlying any of the foregoing. The words “believe,” “anticipate,” “estimate,” “plan,” “expect,” “intend,” “may,” “could,” “should,” “potential,” “likely,” “projects,” “continue,” “will,” and “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Forward-looking statements reflect our current views with respect to future events, are based on assumptions and are subject to risks and uncertainties. We cannot guarantee that we actually will achieve the plans, intentions or expectations expressed in our forward-looking statements and you should not place undue reliance on these statements. There are a number of important factors that could cause our actual results to differ materially from those indicated or implied by forward-looking statements. These important factors include those discussed under the heading “Risk Factors” contained or incorporated by reference in this prospectus and in the applicable prospectus supplement and any free writing prospectus we may authorize for use in connection with a specific offering. These factors and the other cautionary statements made in this prospectus should be read as being applicable to all related forward-looking statements whenever they appear in this prospectus. Except as required by law, we undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

OUR BUSINESS

History and Development of the Company

In April 2016, Hexindai Inc. was incorporated in Cayman Islands as a holding company. We provided online microlending business and P2P marketplace business from 2017 to 2019. As part of our major business restructuring and disposition of our P2P marketplace business in and around December 2020, which is described in greater detail below, we changed our name from Hexindai Inc. to Xiaobai Maimai Inc. to reflect our business that was built upon our social e-commerce platform. On December 3, 2021, we changed our name from Xiaobai Maimai Inc. to Akso Health Group in recognition of our focus on our new business development in the health sector. As of the date of this prospectus, we are no longer engaged in the P2P marketplace businesses and are not making any new loans under the microlending business, and are solely focused on our social e-commerce platform business, cancer therapy and radiotherapy oncology service provider business, and the sale of COVID-19 Rapid Antigen Tests.

In March 2014, our founders Mr. Xiaobo An and Mr. Xiaoning An, along with Mr. Xiaobin Zhai, established Hexin E-Commerce Co. Ltd in China, or Hexin E-Commerce, which at the time of its inception was not under our control and jointly owned by the individuals named above.

In order to obtain control of Hexin E-Commerce, in November 2016, we entered into a series of contractual arrangements with Hexin E-Commerce and its then-shareholders and became Hexin E-commerce’s primary beneficiary. Prior to our disposal of Hexin E-Commerce in December 2020, we conducted our P2P marketplace businesses primarily through Hexin E-Commerce.

In May 2016, we established a wholly-owned subsidiary in Hong Kong, Hexindai HK, and further established Beijing Hexin Yongheng Technology Development Co. Ltd., or Hexin Yongheng, which to this date remains Hexindai HK’s wholly-owned subsidiary in China, in August 2016.

In August 2017, we established Wusu Company to conduct online microlending business. At the time of Wusu Company’s inception, Hexin E-Commerce, Mr. Ming Jia and Mr. Shiwei Wu were the shareholders of Wusu Company. On January 1, 2018, Hexin Yongheng, Wusu Company, Hexin E-Commerce, Mr. Ming Jia and Mr. Shiwei Wu entered into a series of agreements (the “2018 Wusu VIE Agreements”), and as a result of which, Hexin Yongheng became the primary beneficiary of and controlled Wusu Company.

On November 3, 2017, our ADSs commenced trading on the NASDAQ Global Market under the symbol “HX.”

As part of our strategy to expand our investment, in June 2018, we incorporated HX Asia Investment Limited (“HX Asia”), a wholly-owned subsidiary in the British Virgin Islands, to acquire a 19.99% equity stake in Musketeer Group Inc, an Indonesian online lending platform that offers consumption instalment loans. We completed the acquisition in August 9, 2018 as part of our strategy to explore overseas opportunities by leveraging our extensive experience and expertise in new high-growth markets.

As part of our strategy to diversify funding sources for our P2P marketplace and online microlending businesses (which we are no longer engaged in), in December 2018, Hexin E-Commerce established Trust 1 with an independent third-party trust company. At the time of establishing Trust 1, Hexin E-Commerce was still an entity under our control. As part of our business restructuring in December 2020 and our disposal of Hexin E-commerce, we are no longer a beneficiary to Trust 1.

In January 2019, we incorporated HX China Investment Limited (“HX China”), also our wholly-owned subsidiary in the British Virgin Islands, for the purpose of acquiring a 5.88% equity stake in Phoenix Intelligent Credit Group Ltd. As part of that acquisition, we established Tianjin Haohongyuan in China in May 2018 to synergize the investment by way of providing loan assistance functions such as borrower assessment to Phoenix Intelligent Credit Group Ltd. At the time of our acquisition, Phoenix Intelligent Credit Group Ltd was an operator of one of China’s leading P2P lending platforms and a wholly-owned subsidiary of Phoenix Financial Group Ltd., which was unrelated to us.

On August 1, 2019, Hexin Digital, which was established on September 9, 2017 with the provision of technology consultancy and technological services as its principal business, was acquired by Hexin Jinke from an independent third party, and Hexin Digital had minimal activities before being acquired by us. We obtained control and became the primary beneficiary of Hexin Digital in August 2019 by entering into a series of contractual arrangements with Hexin Digital and Hexin Jinke. Hexin Digital is 100% owned by Hexin Jinke. Hexin Digital holds the requisite licenses necessary to conduct our online marketplace business which is subject to restrictions under current PRC laws and regulations. We operate our newly launched social e-commerce platform Xiaobai Maimai through Hexin Digital.

On September 30, 2019, we changed Wusu Company’s principal businesses from microlending to trading, provision of technological promotion services, and import and export.

On July 15, 2020, we incorporated Hexin Investment Private Limited in Singapore with a view to engage in future investment activities.

As part of our corporate restructurings prior to our disposal of Hexin E-Commerce in December 2020, Mr. Ming Jia and Mr. Shiwei Wu transferred their equity interests of Wusu Company to Hexin E-Commerce, and therefore, Hexin E-Commerce became the sole shareholder of Wusu Company on November 20, 2020. On November 20, 2020, Hexin Yongheng, Wusu Company, Hexin E-Commerce, Mr. Ming Jia and Mr. Shiwei Wu entered into a VIE termination agreement, which terminated all rights and obligations with respect to each party thereto under the 2018 Wusu VIE Agreements. On December 1, 2020, Wusu Company and its shareholder, Hexin E-Commerce, entered into a new series of contractual arrangements with Hexin Yongheng, and as a result of which, Hexin Yongheng remains the primary beneficiary of and controls Wusu Company.

On December 16, 2020, Hexin Yongheng and Kuaishangche, a company not directly associated with the Company but controlled by Mr. Xiaobo An, and Hexin E-Commerce entered into an assignment and assumption agreement. Pursuant to the Agreement, Hexin Yongheng agreed to assign and transfer to Kuaishangche the control over Hexin E-Commerce, in exchange for cash consideration of RMB5.0 million (US$726,781).

On July 8, 2021, we incorporated WE HEALTH LIMITED in New York.

On December 15, 2021, we established We Healthy Limited in Hong Kong. WE HEALTH LIMITED owns 51% equity of We Healthy Limited.

On December 30, 2021, we incorporated Akso Health Treatment Center Inc. in the State of Massachusetts, and on January 10, 2022 we changed the name from Akso Health Treatment Center Inc. to Akso First Health Treatment Center Inc.

On January 3, 2022, we incorporated Akso Remote Medical Consultation Center Inc. in Wyoming.

On January 26, 2022, we established Qingdao Akso Health Management Co., Ltd, which is a wholly-owned subsidiary of We Healthy Limited (“Qingdao Akso”).

On January 4, 2022, we incorporated Akso Online MediTech Co., Ltd. (“Akso Online MediTech”) in Wyoming.

Akso First Health Treatment Center Inc., Akso Remote Medical Consultation Center Inc. and Akso Online MediTech Co., Ltd. are 100% owned by We Health Limited.

Business Restructuring and Disposition

Prior to our disposition of Hexin E-Commerce, on November 20, 2020, Mr. Ming Jia and Mr. Shiwei Wu transferred their equity interest in Wusu Company to Hexin E-Commerce, which resulted in Wusu Company becoming a wholly-owned entity of Hexin E-Commerce. On November 20, 2020, Hexin Yongheng, Wusu Company, Hexin E-Commerce, Mr. Ming Jia and Mr. Shiwei Wu entered into a VIE termination agreement, which terminated all rights and obligations with respect to each party thereto under the 2018 Wusu VIE Agreements.

On December 1, 2020, Hexin Yongheng, our wholly-owned subsidiary, entered into a new series of contractual arrangements with Wusu Company and Hexin E-Commerce whereby Hexin Yongcheng retained its interests as the primary beneficiary to Wusu Company.

On December 16, 2020, Hexin Yongheng, Kuaishangche, Hexin E-Commerce, Xiaobo An, Xiaoning An, and Xiaobin Zhai entered into an assignment and assumption agreement. Pursuant to this agreement, Hexin Yongheng has agreed to assign and transfer to Kuaishangche the control over Hexin E-Commerce, in exchange for cash consideration of RMB 5 million. Upon the closing of the disposition, Kuaishangche became the primary beneficiary of and obtained control of Hexin E-Commerce, and as a result, assume all assets and liabilities of Hexin E-Commerce and subsidiaries owned or controlled by Hexin E-Commerce, excluding any rights, titles, interests or claims that Hexin E-Commerce had in Wusu Company, which remained a consolidated variable interest entity of the Hexin Yongheng by way of the December 1, 2020 contractual arrangements. We closed the disposition of Hexin E-Commerce on December 30, 2020. As a result of the disposition, we are no longer conducting the P2P marketplace business and instead are focusing on developing and investing resources into our social e-commerce platform, Xiaobai Maimai.

On December 16, 2020, our shareholders approved our name change from “Hexindai Inc.” to “Xiaobai Maimai Inc.” to reflect our business transition.

On January 1, 2021, Hexin Yongheng, our wholly-owned subsidiary, obtained control and became the primary beneficiary of Hexin Jiuding by entering into a series of contractual arrangements with Hexin Jiuding and Hexin Fengze, the shareholder of Hexin Jiuding and a wholly-owned subsidiary of Hexin Jinke.

On December 3, 2021, our shareholders approved our name change from “Xiaobai Maimai Inc.” to “Akso Health Group” to reflect our business transition.

On May 10, 2023, the Company, HX Asia, HX China, and Hexindai HK (together with HX Asia and HX China, the “Targets”), and Umbrella Capital Investment Co., Ltd, a British Virgin Islands company which is not affiliate of the Company of any of its directors or officers (the “Purchaser”) entered into certain share purchase agreement (the “Disposition SPA”). Pursuant to the Disposition SPA, the Purchaser agreed to purchase the Targets in exchange for cash consideration of US$215,000 (the “Purchase Price”). The Disposition closed on May 19, 2023. Upon the closing of the Disposition, the Buyer became the sole shareholder of the Targets and as a result, assume all assets and liabilities of the Targets and subsidiaries owned or controlled by the Target.

Business Overview

The Company currently operates in healthcare equipment and products trading. Since 2020, we started transitioning from an online loan facilitator into a social e-commerce platform operator in China, offering high-quality and affordable branded products. Since the fourth quarter of 2021, the Company started exploring healthcare equipment and product trading and related healthcare services business. Management expects steady growth of the healthcare segment given management’s intentional allocation of more resources to this segment. In May 2023, the Company entered into a Disposition SPA to dispose the social e-commerce business.

The social e-commerce industry

We were formally known as Hexindai Inc., and used to be engaged in the business of providing online facilitation related services via our consumer lending marketplace in China, facilitating loans to meet the increasing consumption demand of the emerging middle class in China from 2017 to 2019. Hexindai Inc. was a mobile e-commerce and consumer lending platform in China until it disposed of Hexin E-Commerce in December 2020 and changed its name to Xiaobai Maimai Inc. As part of its transition into the social e-commerce platform business, in May 2020, we launched a new form of social e-commerce mobile platform, Xiaobai Maimai App, offering high-quality and affordable branded products. Xiaobai Maimai leverages its cooperation with major domestic e-commerce platforms and services marketplaces as part of its integrated buyer resources to select and source the most desirable goods and services. Xiaobai Maimai rewards customers with a small commission for every purchase, share or recommendation of a product made to friends.

In August 2020, Xiaobai Maimai underwent an upgrade to offer an even wider variety of high-quality products covering food and beverage, wine, cosmetic products, fashion and apparel, entertainment, houseware, home appliances and cost-saving promotions at petrol gas stations nationwide. On Xiaobai Maimai App, customers can easily compare superior products at competitive prices without having to change their shopping preferences or switch between different online merchants. It is also a convenient, one-stop platform for customers to not only save big on daily necessities when they shop online, but also stay informed of the latest promotions with attractive discounts, coupons and rebates on the application. As of June 30, 2022, Xiaobai Maimai had approximately 288,858 active customer accounts (an active customer account refers to a customer account that has made at least one purchase) since its launch. In May 2023, the Company entered into a Disposition SPA to dispose the social e-commerce business.

Healthcare equipment and products trading and radiation oncology service business

Sales of medical devices

Through our operating subsidiaries, Akso Online Meditech and Qingdao Akso, we are mainly specialized in the sales of medical devices both in China and in the United States.

On January 4, 2022, we incorporated Akso Online MediTech in the State of Wyoming and have begun the sale of COVID-19 Rapid Antigen test kits through Akso Online Meditech since March, 2022. Akso Online Meditech has entered into a supply agreement to purchase “iHealth” branded COVID-19 Rapid Antigen test kits from its supplier in Hong Kong and sells these test kits to distributors in the United States.

Since April 2022, the Company has engaged in the sale of medical devices such as defibrillators and anesthesia laryngoscope through its subsidiary, Qingdao Akso, in China. Qingdao Akso purchases these medical devices in bulk from its suppliers and distributes the products to downstream distributors and end-users.

Pursuant to the Regulation on the Supervision and Administration of Medical Devices (2021 Revision) promulgated on January 4, 2000 and came into effect on June 1, 2014 (the “Supervision and Administration of Medical Devices”), which was latest amended on February 9, 2021 and came into effect on June 1, 2021, medical devices are classified into the following three categories based on the degree of risk.

●	“Class I medical devices” means the medical devices with low risks, whose safety and effectiveness can be ensured through routine administration. As of September 30, 2022, we and our subsidiaries do not sell Class I medical devices.

●	“Class II medical devices” means the medical devices with moderate risks, which shall be strictly controlled and administered to ensure their safety and effectiveness. For example, the anesthesia laryngoscope that Qingdao Akso currently may sell are Class II medical devices.

●	“Class III medical devices” means the medical devices with relatively high risks, which shall be strictly controlled and administered through special measures to ensure their safety and effectiveness. For example, the defibrillators Qingdao Akso currently may sell are Class III medical devices.

Pursuant to the Administrative Measures on the Operation Supervision of Medical Devices, filing and licensing are not required for the operation of Class I medical devices. Operators engaged in the operation of Class II medical devices are subject to filing administration and will receive a Class II Medical Device Selling Record Certificate upon satisfaction of filing requirement and no pre-approval of authorities is needed. Operators engaged in the operation of Class III medical devices are subject to pre-approval licensing administration and will receive a Class III Medical Device Operation License upon the authorities’ approval. A Class II Medical Device Selling Record Certificate will be effective in the long term until it is revoked or canceled by the issuing authorities. A Class III Medical Device Operation License is valid for five years and may be renewed six months prior to its expiration date.

As of the date of this registration statement, Qingdao Akso has received from the PRC authorities all requisite licenses, permissions or approvals needed to engage in the resale of medical devices businesses currently conducted in China, and no permission or approval has been denied. Such licenses and permissions include business licenses, a Class II Medical Device Selling Record Certificate and a Class III Medical Device Operation License (as defined below). Pursuant to the Administrative Measures on the Operation Supervision of Medical Devices, filing and licensing are not required for the operation of Class I medical devices. Operators engaged in the resale of Class II medical devices are subject to filing administration and will receive a Class II medical device selling record certificate upon satisfaction of filing requirement and no pre-approval of the authorities is needed (the “Class II Medical Device Selling Record Certificate”). Operators engaged in the resale or distribution of Class III medical devices are subject to pre-approval licensing administration and will a receive medical device operation license upon the authorities’ approval (the “Class III Medical Device Operation License”). A Class III Medical Device Operation License is valid for five years and may be renewed six months prior to its expiration date. A Class II Medical Device Selling Record Certificate will be effective in the long term until it is revoked or canceled by the issuing authorities. Qingdao Akso obtained a Class II Medical Device Selling Record Certificate on Feburay 25, 2022 , and a Class III Medical Device Operation License, and such license expired on March 2, 2022.

Revenue attributable to the sales of medical equipment for the fiscal year ended March 31, 2023 was $13.2 million, representing 100% of the Company’s total revenue.

Akso Health’s radiation oncology services business

On September 24, 2021, the Board of Directors approved our new business plan to enter the radiation oncology services market in the U.S. On September 26, 2021, we signed a product purchase agreement with a third-party supplier to purchase equipment for the new cancer therapy and radiation oncology business. The total price of the equipment was approximately US$12.7 million. We prepaid 80% of the purchase price and planned to pay the balance after the equipment was received and installed. In February 2022, affected by the continuous influence of COVID-19 and the global chip shortage, we terminated the purchase agreement and the prepayment for equipment purchase has been refunded. In the future, the Company will develop its cancer therapy and radiation oncology market in the U.S. We plan to open 2 vaccine research centers for AIDS and Covid-19 and 100 radiation oncology centers on the east coast of the U.S. catering to cancer patients at varying stages of treatment. This will include specialized radiation therapy centers for radiotherapy (RT), personalized consultation, conventional treatment planning, and other related services for a wide variety of cancer therapy treatments.

On October 22, 2021, we announced the appointment of Dr. Yingxian Liu as the medical consultant to the Company. Dr. Liu has extensive experience, and is highly respected in the pathology field. We believe Dr. Liu’s insights and guidance will support our mission in assembling the necessary team and infrastructure to build a best-in-class practice that’s scalable and delivers safe and high-quality cancer treatments for our patients. We intend to keep pursuing business opportunities in this sector under the guidance of Dr. Yingxian Liu.

The following diagram illustrates our current corporate structure:

All subsidiaries are 100% wholly owned by the parent, unless otherwise indicated by the percentage on the chart.

Corporate Information

Our principal executive offices are located at Room 8201-4-4(A), 2nd Floor, Qiantongyuan Building, No. 44, Moscow Road, Qianwan Bonded Port Area, Qingdao Pilot Free Trade Zone, China (Shandong). Our telephone number at this address is +86 152 1005 4919. Our registered office in the Cayman Islands is located at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104. Our agent for service of process in the United States is Puglisi & Associates, located at 850 Library Avenue, Suite 204, Newark, DE 19711. Our telephone number +86 152 1005 4919. We maintain a website http://www.ahgtop.com/en/index.html. that contains information about our Company, though no information contained on our website is part of this prospectus.

RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully consider the risk factors set forth under “Risk Factors” described in our most recent annual report on Form 20-F, as amended, filed on July 14, 2023, as supplemented and updated by subsequent reports on Form 6-K that we have filed with the SEC, together with all other information contained or incorporated by reference in this prospectus and any applicable prospectus supplement and in any related free writing prospectus in connection with a specific offering, before making an investment decision. Each of the risk factors could materially and adversely affect our business, operating results, financial condition and prospects, as well as the value of an investment in our securities, and the occurrence of any of these risks might cause you to lose all or part of your investment.

USE OF PROCEEDS

Except as described in any prospectus supplement and any free writing prospectus in connection with a specific offering, we currently intend to use the net proceeds from the sale of the securities offered under this prospectus for working capital and general corporate purposes.

We have not determined the amount of net proceeds to be used specifically for the foregoing purposes. As a result, our management will have broad discretion in the allocation of the net proceeds and investors will be relying on the judgment of our management regarding the application of the proceeds of any sale of the securities.

DILUTION

If required, we will set forth in a prospectus supplement the following information regarding any material dilution of the equity interests of investors purchasing securities in an offering under this prospectus:

●	the net tangible book value per share of our equity securities before and after the offering;

●	the amount of the increase in such net tangible book value per share attributable to the cash payments made by purchasers in the offering; and

●	the amount of the immediate dilution from the public offering price which will be absorbed by such purchasers.

DESCRIPTION OF SHARE CAPITAL

We are a Cayman Islands exempted company with limited liability and our affairs are governed by our amended and restated memorandum and articles of association, the Companies Act (As Revised) of the Cayman Islands, which is referred to as the Companies Act below, and the common law of the Cayman Islands.

As of the date of this prospectus, our authorized share capital is US$500,000 consisting of 5,000,000,000 ordinary shares with par value of US$0.0001 each. As of the date of this prospectus, we have 321,653,460 ordinary shares outstanding.

Our Memorandum and Articles of Association

The following are summaries of material provisions of our currently effective amended and restated memorandum and articles of association and the Companies Act insofar as they relate to the material terms of our ordinary shares.

General   All of our issued and outstanding ordinary shares are fully paid and non-assessable. Our ordinary shares are issued in registered form, and are issued when registered in our register of members. Our shareholders who are non-residents of the Cayman Islands may freely hold and vote their ordinary shares. Under our amended and restated memorandum and articles of association, our company may issue only non-negotiable shares and may not issue bearer shares.

Dividends   The holders of our ordinary shares are entitled to such dividends as may be declared by our board of directors. In addition, our shareholders may by ordinary resolution declare a dividend, but no dividend may exceed the amount recommended by our directors. Under Cayman Islands law, our company may declare and pay a dividend only out of funds legally available therefor, namely out of either profit or our share premium account, provided that in no circumstances may we pay a dividend if this would result in our company being unable to pay its debts as they fall due in the ordinary course of business.

Voting Rights   Holders of our ordinary shares vote as a single class on all matters submitted to a vote of our shareholders, except as may otherwise be required by law. In respect of matters requiring shareholders’ vote, on a poll each ordinary share is entitled to one vote. At any general meeting a resolution put to the vote of the meeting shall be decided by a show of hands unless a poll is demanded. A poll may be demanded by the chairman of such meeting or any one or more shareholders who together hold not less than 10% of the votes attaching to all issued and outstanding shares that carry the right to vote at a general meeting, present in person or by proxy.

An ordinary resolution to be passed by the shareholders requires the affirmative vote of a simple majority of the votes attached to the ordinary shares cast by those shareholders entitled to vote who are present in person or by proxy at a general meeting, while a special resolution requires the affirmative vote of no less than two-thirds of the votes attached to the ordinary shares cast by those shareholders entitled to vote who are present in person or by proxy at a general meeting. A special resolution is required for important matters such as a change of name or any amendment to our memorandum and articles of association. Both ordinary resolution and special resolution may also be passed by a unanimous written resolution signed by all the shareholders of our company, as permitted by the Companies Act and our amended and restated memorandum and articles of association.

General Meetings of Shareholders and Shareholder Proposals   As a Cayman Islands exempted company, we are not obliged by the Companies Act to call shareholders’ annual general meetings. Our amended and restated memorandum and articles of association provide that we may, but are not obliged to, in each year hold a general meeting as our annual general meeting in which case we shall specify the meeting as such in the notices calling it, and the annual general meeting shall be held at such time and place as may be determined by our directors.

Shareholders’ annual general meetings and any other general meetings of our shareholders may be convened by a majority of our board of directors or the chairman of the board. Advance notice of at least ten calendar days is required for the convening of our annual general shareholders’ meeting and any other general meeting of our shareholders. A quorum required for a general meeting of shareholders consists of one or more shareholders present in person or by proxy or, if a corporation or other non-natural person, by its duly authorized representative, who hold in aggregate not less than one-third of the votes attaching to all issued and outstanding shares of our company entitled to vote at general meetings.

Cayman Islands law provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our amended and restated memorandum and articles of association allow any two or more of our shareholders holding in the aggregate not less than one-third of the votes attaching to the issued and outstanding shares of our company entitled to vote at general meetings, to requisition an extraordinary general meeting of the shareholders, in which case our directors are obliged to call such meeting and to put the resolutions so requisitioned to a vote at such meeting; however, our amended and restated memorandum and articles of association do not provide our shareholders with any right to put any proposals before annual general meetings or extraordinary general meetings not called by such shareholders.

Transfer of Shares   Subject to the restrictions of our amended and restated memorandum and articles of association set out below, as applicable, any of our shareholders may transfer all or any of his or her ordinary shares by an instrument of transfer in the usual or ordinary form or any other form approved by our board of directors.

Our board of directors may, in its sole discretion, decline to register any transfer of any ordinary share which is not fully paid up. Our directors may also decline to register any transfer of any ordinary share unless (a) the instrument of transfer is lodged with us, accompanied by the certificate for the ordinary shares to which it relates and such other evidence as our board of directors may reasonably require to show the right of the transferor to make the transfer; (b) the instrument of transfer is properly stamped, if required; (c) in the case of a transfer to joint holders, the number of joint holders to whom the ordinary share is to be transferred does not exceed four; (d) the share to be transferred is free of any lien in favor of us; (e) a fee of such maximum sum as NASDAQ may determine to be payable, or such lesser sum as our board of directors may from time to time require, is paid to us in respect thereof; and (f) the instrument of transfer is in respect of only one class of shares.

If our directors refuse to register a transfer they shall, within two months after the date on which the instrument of transfer was lodged, send to each of the transferor and the transferee notice of such refusal. The registration of transfers may, after compliance with any notice required of NASDAQ, be suspended and our register of members closed at such times and for such periods as our board of directors may from time to time determine, provided, however, that the registration of transfers shall not be suspended nor the register of members closed for more than 30 days in any year as our board of directors may determine.

Liquidation   On a winding up of our company, if the assets available for distribution among our shareholders shall be more than sufficient to repay the whole of the share capital at the commencement of the winding up, the surplus shall be distributed among our shareholders on a pro rata basis in proportion to the par value of the shares held by them at the commencement of the winding up, subject to a deduction from those shares in respect of which there are monies due, of all monies payable to our company for unpaid calls or otherwise. If our assets available for distribution are insufficient to repay all of the paid-up capital, the assets will be distributed so that the losses are borne by our shareholders in proportion to the par value of the shares held by them.

The liquidator may, with the sanction of a special resolution of our shareholders, divide amongst the shareholders in species or in kind the whole or any part of the assets of our company, and may for that purpose value any assets and determine how the division shall be carried out as between our shareholders or different classes of shareholders.

We are a “limited liability” company registered under the Companies Act, and under the Companies Act, the liability of our members is limited to the amount, if any, unpaid on the shares respectively held by them. Our memorandum of association contains a declaration that the liability of our members is so limited.

Calls on Shares and Forfeiture of Shares    Our board of directors may from time to time make calls upon shareholders for any amounts unpaid on their ordinary shares in a notice served to such shareholders at least 14 days prior to the specified time and place of payment. The ordinary shares that have been called upon and remain unpaid on the specified time are subject to forfeiture.

Redemption, Repurchase and Surrender of Shares    We may issue shares on terms that such shares are subject to redemption, at our option or at the option of the holders, on such terms and in such manner as may be determined by our board of directors, before the issue of such shares, or by a special resolution of our shareholders. Our company may also repurchase any of our shares provided that the manner and terms of such purchase have been approved by our board of directors or by ordinary resolution of our shareholders, or are otherwise authorized by our memorandum and articles of association. Under the Companies Act, the redemption or repurchase of any share may be paid out of our company’s profits or out of the proceeds of a fresh issue of shares made for the purpose of such redemption or repurchase, or out of capital (including share premium account and capital redemption reserve) if the company can, immediately following such payment, pay its debts as they fall due in the ordinary course of business. In addition, under the Companies Act no such share may be redeemed or repurchased (a) unless it is fully paid up, (b) if such redemption or repurchase would result in there being no shares outstanding, or (c) if the company has commenced liquidation. In addition, our company may accept the surrender of any fully paid share for no consideration.

Variations of Rights of Shares    If at any time, our share capital is divided into different classes of shares, all or any of the special rights attached to any class of shares may be varied either with the written consent of the holders of two-thirds in nominal value of the issued shares of that class, or with the sanction of a special resolution passed at a general meeting of the holders of shares of that class. The rights conferred upon the holders of the shares of any class issued with preferred or other rights will not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation or issue of further shares ranking pari passu with such existing class of shares.

Inspection of Books and Records    Holders of our ordinary shares will have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or our corporate records (other than our memorandum and articles of association, register of mortgages and charges, and copies of special resolutions passed by our shareholders). However, at the discretion of our board of directors, we intend to provide our shareholders with annual audited financial statements. See “Where You Can Find Additional Information.

Changes in Capital   Our shareholders may from time to time by ordinary resolution:

●	increase our share capital by such sum, to be divided into shares of such classes and amount, as the resolution shall prescribe;

●	consolidate and divide all or any of our share capital into shares of a larger amount than our existing shares

●	sub-divide our existing shares, or any of them into shares of a smaller amount, provided that in the subdivision the proportion between the amount paid and the amount, if any, unpaid on each reduced share shall be the same as it was in case of the share from which the reduced share is derived; or

●	cancel any shares that, at the date of the passing of the resolution, have not been taken or agreed to be taken by any person and diminish the amount of our share capital by the amount of the shares so cancelled.

Our shareholders may, by special resolution and subject to confirmation by the Grand Court of the Cayman Islands on an application by our company for an order confirming such reduction, reduce our share capital and any capital redemption reserve in any manner authorized by law.

Issuance of Additional Shares    Our amended and restated memorandum and articles of association authorizes our board of directors to issue additional ordinary shares from time to time as our board of directors shall determine, to the extent there are available authorized but unissued shares.

Our amended and restated memorandum and articles of association authorizes our board of directors to establish from time to time one or more series of convertible redeemable preferred shares and to determine, with respect to any series of convertible redeemable preferred shares, the terms and rights of that series, including:

●	designation of the series;

●	the number of shares of the series;

●	the dividend rights, conversion rights and voting rights; and

●	the rights and terms of redemption and liquidation preferences.

The issuance of convertible redeemable preferred shares may be used as an anti-takeover device without further action on the part of the shareholders. Issuance of these shares may dilute the voting power of holders of ordinary shares.

Anti-Takeover Provisions    Some provisions of our amended and restated memorandum and articles of association may discourage, delay or prevent a change of control of our company or management that shareholders may consider favorable, including provisions that:

●	authorize our board of directors to issue preferred shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preferred shares without any further vote or action by our shareholders; and

●	limit the ability of shareholders to requisition and convene general meetings of shareholders.

However, under Cayman Islands law, our directors may only exercise the rights and powers granted to them under our amended and restated memorandum and articles of association for a proper purpose and for what they believe in good faith to be in the best interests of our company.

Exempted Company   We are an exempted company with limited liability under the Companies Act. The Companies Act distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except that an exempted company:

●	does not have to file an annual return of its shareholders with the Registrar of Companies;

●	is not required to open its register of members for inspection;

●	does not have to hold an annual general meeting;

●	may issue negotiable or bearer shares or shares with no par value;

●	may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);

●	may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

●	may register as a limited duration company; and

●	may register as a segregated portfolio company.

Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on the shares of the company (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil). Our amended and restated memorandum and articles of association contains a declaration that the liability of our members is so limited.

Register of Members   Under the Companies Act, we must keep a register of members and there should be entered therein:

●	the names and addresses of our members, a statement of the shares held by each member, and of the amount paid or agreed to be considered as paid, on the shares of each member, whether each class of shares held by a member carries voting rights under our articles of association, and if so, whether such voting rights are conditional;

●	the date on which the name of any person was entered on the register as a member; and

●	the date on which any person ceased to be a member.

Under Cayman Islands law, the register of members of our company is prima facie evidence of the matters set out therein (i.e. the register of members will raise a presumption of fact on the matters referred to above unless rebutted) and a member registered in the register of members is deemed as a matter of Cayman Islands law to have legal title to the shares as set against its name in the register of members. Upon the completion of this offering, our company’s register of members will be immediately updated to record and give effect to the issue of ordinary shares by us to the custodian (or its nominee) as the custodian. Once our register of members has been updated, the shareholders recorded in the register of members will be deemed to have legal title to the shares set against their name in the register of members.

If the name of any person is incorrectly entered in or omitted from our register of members, or if there is any default or unnecessary delay in entering on the register the fact of any person having ceased to be a member of our company, the person or member aggrieved (or any member of our company or our company itself) may apply to the Grand Court of the Cayman Islands for an order that the register be rectified, and the Court may either refuse such application or it may, if satisfied of the justice of the case, make an order for the rectification of the register.

Differences in Corporate Law

The Companies Act is derived, to a large extent, from the older Companies Acts of England, but does not follow recent United Kingdom statutory enactments, and accordingly there are significant differences between the Companies Act and the current Companies Act of England. In addition, the Companies Act differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of certain significant differences between the provisions of the Companies Act applicable to us and the comparable provisions of the laws applicable to companies incorporated in the State of Delaware and their shareholders.

Mergers and Similar Arrangements   The Companies Act permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies. For these purposes, (a) “merger” means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company and (b) a “consolidation” means the combination of two or more constituent companies into a consolidated company and the vesting of the undertaking, property and liabilities of such companies to the consolidated company. In order to effect such a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by (i) a special resolution of the shareholders of each constituent company and (ii) such other authorization, if any, as may be specified in such constituent company’s articles of association. The written plan of merger or consolidation must be filed with the Registrar of Companies together with a declaration as to the solvency of the consolidated or surviving company, a list of the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the members and creditors of each constituent company and that notification of the merger will be published in the Cayman Islands Gazette. Court approval is not required for a merger or consolidation effected in compliance with these statutory procedures.

A merger between a Cayman parent company and its Cayman subsidiary or subsidiaries does not require authorization by a resolution of shareholders of that Cayman subsidiary if a copy of the plan of merger is given to every member of that Cayman subsidiary to be merged unless that member agrees otherwise. For this purpose a company is a “parent” of a subsidiary if it holds issued shares that together represent at least 90% of the votes at a general meeting of the subsidiary.

The consent of each holder of a fixed or floating security interest over a constituent company is required unless this requirement is waived by a court in the Cayman Islands.

Save in certain limited circumstances, a shareholder of a Cayman constituent company who dissents from the merger or consolidation is entitled to payment of the fair value of his shares (which, if not agreed between the parties, will be determined by the Cayman Islands court) upon dissenting to the merger or consolidation, provided that the dissenting shareholder complies strictly with the procedures set out in the Companies Act. The exercise of dissenter rights will preclude the exercise by the dissenting shareholder of any other rights to which he or she might otherwise be entitled by virtue of holding shares, save for the right to seek relief on the grounds that the merger or consolidation is void or unlawful.

Separate from the statutory provisions relating to mergers and consolidations, the Companies Act also contains statutory provisions that facilitate the reconstruction and amalgamation of companies, provided that the arrangement is approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made, and who must, in addition, represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

●	the statutory provisions as to the required majority vote have been met;

●	the shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class;

●	the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and

●	the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Act.

The Companies Act also contains a statutory power of compulsory acquisition which may facilitate the “squeeze out” of dissentient minority shareholder upon a tender offer. When a take-over offer is made and accepted by holders of 90.0% of the shares affected (within four months after the offer), the offeror may, within a two-month period commencing on the expiration of such four months period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed in the case of an offer which has been so approved unless there is evidence of fraud, bad faith or collusion.

If an arrangement and reconstruction is thus approved, the dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Shareholders’ Suits   In principle, we will normally be the proper plaintiff to sue for a wrong done to us as a company, and as a general rule a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, the Cayman Islands courts can be expected to apply and follow common law principles (namely the rule in Foss v Harbottle and the expectations thereto) that a non-controlling shareholder may be permitted to commence a class action against the company or a derivative action in the name of the company to challenge certain acts, including the following:

●	an act which is ultra vires or illegal and is therefore incapable of ratification by the shareholders;

●	an act which, although not ultra vires, could only be effected if duly authorized by a resolution with a qualified or special majority (i.e., more than a simple majority) that has not been obtained; and

●	an act which constitutes a “fraud on the minority” where the wrongdoers are themselves in control of the company.

Indemnification of Directors and Executive Officers and Limitation of Liability    Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime.

Our amended and restated memorandum and articles of association provide that our directors and officers shall be indemnified and secured harmless against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such director or officer, other than by reason of such person’s own dishonesty, willful default or fraud, in or about the conduct of our company’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such director or officer in defending (whether successfully or otherwise) any civil proceedings concerning our company or its affairs in any court whether in the Cayman Islands or elsewhere. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation. In addition, we intend to enter into indemnification agreements with our directors and senior executive officers that will provide such persons with additional indemnification beyond that provided in our amended and restated memorandum and articles of association.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Directors’ Fiduciary Duties   Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director act in a manner he or she reasonably believes to be in the best interests of the corporation. He or she must not use his or her corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, a director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company and therefore it is considered that he owes the following duties to the company—a duty to act bona fide in the best interests of the company, a duty not to make a profit based on his or her position as director (unless the company permits him to do so), a duty not to put himself in a position where the interests of the company conflict with his or her personal interest or his or her duty to a third party and a duty to exercise powers for the purpose for which such powers were intended. A director of a Cayman Islands company owes to the company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his or her duties a greater degree of skill than may reasonably be expected from a person of his or her knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands.

Shareholder Action by Written Consent    Under the Delaware General Corporation Law, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation. As permitted by Cayman Islands law, our amended and restated memorandum and articles of association provide that our shareholders may approve corporate matters by way of a unanimous written resolution signed by or on behalf of each shareholder who would have been entitled to vote on such matter at a general meeting without a meeting being held.

Shareholder Proposals   Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

Cayman Islands law provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our amended and restated memorandum and articles of association allow any two or more of our shareholders holding in the aggregate not less than one-third of the votes attaching to all issued and outstanding shares of our company entitled to vote at general meetings to requisition an extraordinary meeting of the shareholders, in which case the directors are obliged to call such meeting and to put the resolutions so requisitioned to a vote at such meeting. However, our amended and restated memorandum and articles of association do not provide our shareholders with any right to put any proposals before annual general meetings or extraordinary general meetings not called by such shareholders.

As an exempted Cayman Islands company, we are not obliged by law to call shareholders’ annual general meetings. Our amended and restated memorandum and articles of association provides that we may in each year to hold a general meeting as our annual general meeting, and to specify the meeting as such in the notice calling it.

Cumulative Voting   Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. There are no prohibitions in relation to cumulative voting under Cayman Islands law, but our amended and restated memorandum and articles of association do not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

Removal of Directors   Under the Delaware General Corporation Law, a director of a corporation with a classified board of directors may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under our amended and restated memorandum and articles of association, directors may be removed by ordinary resolution of our shareholders.

Transactions with Interested Shareholders    The Delaware General Corporation Law contains a business combination statute applicable to Delaware corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target’s outstanding voting stock within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

Cayman Islands law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, it does provide that such transactions must be entered into bona fide in the best interests of the company, for a proper corporate purpose and not with the effect of constituting a fraud on the minority shareholders.

Dissolution; Winding up   Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board of directors. Under Cayman Islands law, a company may be wound up by either an order of the courts of the Cayman Islands or by a special resolution of its members or, if the company is unable to pay its debts as they fall due, by an ordinary resolution of its members. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so.

Under the Companies Act of the Cayman Islands, our company may be dissolved, liquidated or wound up voluntarily by a special resolution, or by an ordinary resolution on the basis that we are unable to pay our debts as they fall due.

Variation of Rights of Shares Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under our amended and restated memorandum and articles of association, and as permitted by Cayman Islands law, if our share capital is divided into more than one class of shares, we may vary the rights attached to any class either with the written consent of the holders of two-thirds in nominal value of the issued shares of that class or with the sanction of a special resolution passed at a general meeting of the holders of the shares of that class.

Amendment of Governing Documents Under the Delaware General Corporation Law, a corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under Cayman Islands law, our amended and restated memorandum and articles of association may only be amended by special resolution of our shareholders.

Inspection of Books and Records    Under the Delaware General Corporation Law, any shareholder of a corporation may for any proper purpose inspect or make copies of the corporation’s stock ledger, list of shareholders and other books and records.

Holders of our shares will have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or our corporate records (other than our memorandum and articles of association, register of mortgages and charges, and copies of special resolutions passed by our shareholders). However, we intend to provide our shareholders with annual reports containing audited financial statements.

Anti-takeover Provisions in Our Memorandum and Articles of Association    Some provisions of our amended and restated memorandum and articles of association may discourage, delay or prevent a change of control of our company or management that shareholders may consider favorable, including a provision that authorizes our board of directors to issue preference shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preference shares without any further vote or action by our shareholders.

Such shares could be issued quickly with terms calculated to delay or prevent a change in control of our company or make removal of management more difficult. If our board of directors decides to issue these preference shares, the price of our ADSs may fall and the voting and other rights of the holders of our ordinary shares underlying the ADSs may be materially and adversely affected.

However, under Cayman Islands law, our directors may only exercise the rights and powers granted to them under our amended and restated memorandum and articles of association for a proper purpose and for what they believe in good faith to be in the best interests of our company.

Rights of Non-resident or Foreign Shareholders    There are no limitations imposed by our amended and restated memorandum and articles of association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our amended and restated memorandum and articles of association governing the ownership threshold above which shareholder ownership must be disclosed.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

American depositary shares

The name of the depositary is Citibank, N.A. The depositary’s office is located at 388 Greenwich Street, 23rd Floor, New York, New York 10013 USA. American Depositary Shares are frequently referred to as “ADSs” and represent ownership interests in securities that are on deposit with the depositary bank. ADSs may be represented by certificates that are commonly known as “American Depositary Receipts” or “ADRs.” The depositary bank typically appoints a custodian to safekeep the securities on deposit. In this case, the custodian is Citibank, N.A.—Hong Kong, located at 9/F, Citi Tower, One Bay East, 83 Hoi Bun Road, Kwun Tong, Kowloon, Hong Kong.

Each ADS represents the right to receive and to exercise the beneficial ownership interests in three ordinary shares that are on deposit with the depositary bank and/or custodian. An ADS also represents the right to receive, and to exercise the beneficial interests in, any other property received by the depositary bank or the custodian on behalf of the owner of the ADS but that has not been distributed to the owners of ADSs because of legal restrictions or practical considerations.

If you become an owner of ADSs, you will become a party to the deposit agreement and therefore will be bound by its terms and to the terms of any ADR that represents your ADSs. The deposit agreement and the ADR specify our rights and obligations as well as your rights and obligations as owner of ADSs and those of the depositary bank. As an ADS holder you appoint the depositary bank to act on your behalf in certain circumstances. The deposit agreement and the ADRs are governed by New York law. However, our obligations to the holders of the ordinary shares will continue to be governed by the laws of the Cayman Islands, which may be different from the laws of the United States.

In addition, applicable laws and regulations may require you to satisfy reporting requirements and obtain regulatory approvals in certain circumstances. You are solely responsible for complying with such reporting requirements and obtaining such approvals. Neither the depositary bank, the custodian, us, or any of their or our respective agents or affiliates shall be required to take any actions whatsoever on your behalf to satisfy such reporting requirements or obtain such regulatory approvals under applicable laws and regulations.

We will not treat ADS holders as our shareholders and accordingly, you, as an ADS holder, will not have shareholder rights. The depositary bank will hold on your behalf the shareholder rights attached to the ordinary shares underlying your ADSs. As an owner of ADSs, you will be able to exercise the shareholder rights for the ordinary shares represented by your ADSs through the depositary bank only to the extent contemplated in the deposit agreement. To exercise any shareholder rights not contemplated in the deposit agreement you will, as an ADS owner, need to arrange for the cancellation of your ADSs and become a direct shareholder.

The registration of the ordinary shares in the name of the depositary bank or the custodian shall, to the maximum extent permitted by applicable law, vest in the depositary bank or the custodian the record ownership in the applicable ordinary shares with the beneficial ownership and interests in such ordinary shares being at all times vested with the beneficial owners of the ADSs representing the ordinary shares. The depositary bank or the custodian shall at all times be entitled to exercise the beneficial ownership rights in all deposited property, in each case only on behalf of the holders and beneficial owners of the ADSs representing the deposited property.

The following is a summary of the material provisions of the deposit agreement. For more complete information, you should read the entire deposit agreement and the amendments thereto and the form of American Depositary Receipt. This summary does not purport to be complete and is subject to and qualified in its entirety by our Form F-6 and its amendments, as filed on October 16, 2017 and August 10, 2020 (File No.333-220966). For directions on how to obtain copies of those documents, see “Where You Can Find Additional Information” in our prospectus.

Holding the ADSs

How will you hold your ADSs?

As an owner of ADSs, you may hold your ADSs either by means of an ADR registered in your name, through a brokerage or safekeeping account, or through an account established by the depositary bank in your name reflecting the registration of uncertificated ADSs directly on the books of the depositary bank (common referred to as the “direct registration system” or “DRS”). The direct registration system reflects the uncertificated (book-entry) registration of ownership of ADSs by the depositary bank. Under the direct registration system, ownership of ADSs is evidenced by periodic statements issued by the depositary bank to the holders of the ADSs. The direct registration system includes automated transfers between the depositary bank and the Depository Trust Company (“DTC”), the central book-entry clearing and settlement system for equity securities in the United States. If you decide to hold your ADSs through your brokerage or safekeeping account, you must rely on the procedures of your broker or bank to assert your rights as ADS owner. Banks and brokers typically hold securities such as the ADSs through clearing and settlement systems such as DTC. The procedures of such clearing and settlement system may limit your ability to exercise your rights as an owner of ADSs. Please consult with your broker or bank if you have any questions concerning these limitations and procedures. All ADSs held through DTC will be registered in the name of a nominee of DTC. This summary description assumes you have opted to own the ADSs directly by means of an ADS registered in your name and, as such, we will refer to you as the “holder”. When we refer to “you”, we assume the reader owns ADSs and will own ADSs at the relevant time.

Dividends and Other Distributions

How will you receive dividends and other distributions on the ordinary shares?

As a holder of ADSs, you generally have the right to receive distributions we make on the securities deposited with the custodian. Your receipt of these distributions may be limited, however, by practical considerations and legal limitations. You will receive these distributions in proportion to the number of ordinary shares your ADSs represent as of the record date (which will be as close as practicable to the record date for our ordinary shares) set by the depositary with respect to the ADSs, after deduction of the applicable fees, taxes, and expenses.

●	Cash. The depositary will convert any cash dividend or other cash distribution we pay on the ordinary shares or any net proceeds from the sale of any ordinary shares, rights, securities or other entitlements into U.S. dollars if it can do so on a practicable basis, and can transfer the U.S. dollars to the United States. If that is not practical or lawful or if any government approval is needed and cannot be obtained, the deposit agreement allows the depositary either to distribute the foreign currency to the ADS holders or to hold the foreign currency for the account of the ADS holders, in which case it will not invest the foreign currency and it will not be liable for any interest. Before making a distribution, any taxes or other governmental charges, together with fees and expenses of the depositary, that must be paid, will be deducted. See “Description of American Depositary Shares—Fees and Expenses” and “Description of American Depositary Shares—Payment of Taxes” in our prospectus. It will distribute only such amount as can be distributed without attributing to any holder a fraction of one cent, and any balance not so distributed shall be held by the depositary (without liability for interest thereon) and shall be added to and become part of the next sum received by the depositary for distribution to holders of ADSs outstanding at the time of the next distribution. If the exchange rates fluctuate during a time when the depositary cannot convert the foreign currency, you may lose some or all of the value of the distribution.

●	Shares. The depositary may distribute additional ADSs representing any ordinary shares we distribute as a dividend or free distribution. The depositary will only distribute whole ADSs. It will sell any ordinary shares that would require it to deliver a fractional ADS and distribute the net proceeds in the same way as it does with cash. If the depositary does not distribute additional ADSs, the outstanding ADSs will, to the extent permissible by law, also represent the new ordinary shares. The depositary may sell all or a portion of the ordinary shares that it has not distributed, and distribute the net proceeds in the same way as it does with cash. Additionally, the depositary may sell a portion of the distributed ordinary shares sufficient to pay its fees and expenses, and any taxes and governmental charges, in connection with that distribution.

●	Elective Distributions in Cash or Shares. If we offer holders of our ordinary shares the option to receive dividends in either cash or shares, the depositary, after consultation with us and having received timely notice as described in the deposit agreement of such elective distribution by us, will determine to what extent such elective distribution will be made available to you as a holder of the ADSs. We must first instruct the depositary to make such elective distribution available to you and furnish it with satisfactory evidence that it is legal to do so. The depositary could decide it is not legal or reasonably practical to make such elective distribution available to you. In such case, the depositary shall, on the basis of the same determination as is made in respect of the ordinary shares for which no election is made, distribute either cash, in the same way as it does in a cash distribution, or additional ADSs representing ordinary shares, in the same way as it does in a share distribution. The depositary is not obligated to make available to you a method to receive the elective dividend in shares rather than in ADSs. You may not be given the opportunity to receive elective distributions on the same terms and conditions as the holders of our ordinary shares.

●	Rights to Subscribe for Additional Shares. If we offer holders of our ordinary shares any rights to subscribe for additional shares or any other rights, the depositary may after consultation with us and having received timely notice as described in the deposit agreement of such distribution by us, make these rights available to you. We must first instruct the depositary to make such rights available to you and furnish the depositary with satisfactory evidence that it is legal to do so. If the depositary decides it is not legal and practicable to make the rights available, or if rights have been made available but have not been exercised and appear to be about to lapse, the depositary may, if it determines it is lawful and practicable to do so, endeavor to sell the rights and distribute the net proceeds, in the same way as it does with cash. If the depositary is not able to distribute the rights or arrange for their sale, it will allow such rights that are not distributed or sold to lapse. In that case, you will receive no value for them. If the depositary makes rights available to you, it will exercise the rights and purchase the shares on your behalf. The depositary will then deposit the shares and deliver ADSs to you. It will only exercise rights if you pay it the exercise price and any other charges the rights require you to pay. The depositary will sell shares that would require it to deliver a fractional ADS and distribute the net proceeds in the same way as it does with cash.

The depositary may sell a portion of the distributed rights sufficient to pay its fees and expenses, and any taxes and governmental charges, in connection with that distribution.

You may not be given the opportunity to exercise rights on the same terms and conditions as the holders of ordinary shares or be able to exercise such rights.

U.S. securities laws may restrict transfers and cancellation of the ADSs represented by shares purchased upon exercise of rights. For example, you may not be able to trade these ADSs freely in the United States. In this case, the depositary may deliver restricted depositary shares that have the same terms as the ADSs described in this section except for changes needed to put the necessary restrictions in place.

The depositary bank is under no obligation to make available to you a method of exercising your rights to subscribe for Shares (rather than ADSs).

●	Other Distributions. Subject to receipt of timely notice, as described in the deposit agreement, from us with the request to make any such distribution available to you, and provided the depositary has determined such distribution is lawful and reasonably practicable and in accordance with the terms of the deposit agreement, the depositary will send to you anything else we distribute on deposited securities by any means it thinks is practicable. If the depositary cannot make a distribution in this way, it may endeavor to sell what we distributed and distribute the net proceeds in the same way as it does with cash. If the depositary is unable to sell what we distribute, it may dispose of such property in any way it deems reasonably practicable under the circumstances for nominal or no consideration. The depositary may sell a portion of the distributed securities or property sufficient to pay its fees and expenses and any taxes and governmental charges in connection with that distribution.

●	Redemption. Whenever we decide to redeem any of the securities on deposit with the custodian, we will notify the depositary bank in advance. If it is practicable and if we provide all of the documentation contemplated in the deposit agreement, the depositary bank will provide notice of the redemption to the holders.

The custodian will be instructed to surrender the shares being redeemed against payment of the applicable redemption price. The depositary bank will convert the redemption funds into U.S. dollars upon the terms of the deposit agreement and will establish procedures to enable holders to receive the net proceeds from the redemption upon surrender of their ADSs to the depositary bank. You may have to pay fees, expenses, taxes, and other governmental charges upon the redemption of your ADSs. If less than all of the ADSs are being redeemed, the ADSs to be retired will be selected by lot or on a pro rata basis, as the depositary bank may determine.

The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADS holders. We have no obligation to register ADSs, shares, rights or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of ADSs, shares, rights or anything else to ADS holders. This means that you may not receive the distributions we make on our shares or any value for them if it is illegal or impractical for us to make them available to you.

Changes Affecting Ordinary Shares

The ordinary shares held on deposit for your ADSs may change from time to time. For example, there may be a change in nominal or par value, split-up, cancellation, consolidation or any other reclassification of such ordinary shares or a recapitalization, reorganization, merger, consolidation or sale of assets of the Company.

If any such change were to occur, your ADSs would, to the extent permitted by law and the deposit agreement, represent the right to receive the property received or exchanged in respect of the ordinary shares held on deposit. The depositary may in such circumstances deliver new ADSs to you, amend the deposit agreement, the applicable ADRs and the applicable Registration Statement(s) on Form F-6, call for the exchange of your existing ADSs for new ADSs and take any other actions that are appropriate to reflect as to the ADSs the change affecting the ordinary shares. If the depositary may not lawfully distribute such property to you, the depositary may sell such property and distribute the net proceeds to you as in the case of a cash distribution.

Deposit, Withdrawal and Cancellation

How are ADSs issued?

The depositary may create ADSs on your behalf if you or your broker deposits ordinary shares or evidence of rights to receive ordinary shares with the custodian or its nominee. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will register the appropriate number of ADSs in the names you request and will deliver the ADSs to or upon the order of the person or persons entitled thereto. Your ability to deposit ordinary shares and receive ADSs may be limited by U.S. and Cayman Islands legal considerations applicable at the time of deposit

When you make a deposit of the ordinary shares, you will be responsible for transferring good and valid title to the depositary bank. As such, you will be deemed to represent and warrant that:

●	The ordinary shares are duly authorized, validly issued, fully paid, non-assessable, and legally obtained.

●	All preemptive (and similar) rights, if any, with respect to such ordinary shares have been validly waived or exercised.

●	You are duly authorized to deposit the ordinary shares.

●	The ordinary shares presented for deposit are free and clear of any lien, encumbrance, security interest, charge, mortgage, or adverse claim, and are not, and the ADSs issuable upon such deposit will not be, “restricted securities” (as defined in the deposit agreement).

●	The ordinary shares presented for deposit have not been stripped of any rights or entitlements.

If any of the representations or warranties is incorrect in any way, we and the depositary bank may, at your cost and expense, take any and all actions necessary to correct the consequences of the misrepresentations

How do ADS holders cancel an American Depositary Share and Receive the Ordinary Shares(s) Underlying such ADS?

As a holder, you will be entitled to present your ADSs to the depositary bank for cancellation and then receive the corresponding number of underlying ordinary shares at the custodian’s offices. Your ability to withdraw the ordinary shares held in respect of the ADSs may be limited by U.S. and Cayman Islands considerations applicable at the time of withdrawal. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will deliver the ordinary shares and any other deposited securities underlying the ADSs to you or a person you designate, subject to the terms and conditions of the deposit agreement, of the ADRs evidencing the ADSs so cancelled, our amended and restated memorandum and articles of association, and of any applicable laws and regulations of the DTC, and the terms and conditions of or governing the deposited securities. The depositary may make delivery of any cash distributions, dividends, or proceeds in respect of deposited securities represented by ADSs surrendered for cancellation and withdrawal, at its principal office. At your request, risk and expense, the depositary will deliver any deposited property (other than deposited securities) held by the Custodian in respect of such ADSs at its principal office, if practicable and not illegal.

If you hold ADSs registered in your name, the depositary bank may ask you to provide proof of identity and genuineness of any signature and such other documents as the depositary bank may deem appropriate before it will cancel your ADSs. The withdrawal of ordinary shares represented by your ADSs may be delayed until the depositary bank receives satisfactory evidence of compliance with all pplicable laws and regulations. Please keep in mind that the depositary bank will only accept ADSs for cancellation that represent a whole number of securities on deposit.

You have the right to cancel your ADSs and withdraw the underlying ordinary shares at any time except in the following instances:

●	when temporary delays arise because: (1) the depositary has closed its transfer books or we have closed our transfer books; (2) the transfer of ordinary shares is blocked to permit voting at a shareholders’ meeting; or (3) we are paying a dividend on our ordinary shares;

●	when you owe money to pay fees, taxes and similar charges; or

●	when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADSs or to the withdrawal of ordinary shares or other deposited securities.

●	other circumstances specifically contemplated by Instruction I.A(1) of the General Instructions to Form F-6 (as such General Instructions may be amended from time to time).

The deposit agreement may not be modified to impair your right to withdraw the securities represented by your ADSs except to comply with mandatory provisions of law.

How do ADS holders interchange between Certificated ADSs and Uncertificated ADSs?

You may surrender your ADR to the depositary for the purpose of exchanging your ADR for uncertificated ADSs. Upon payment of applicable fees and expenses and if permitted by law, the depositary will cancel that ADR and will send you a statement confirming that you are the owner of uncertificated ADSs. Alternatively, upon receipt by the depositary of a proper instruction from a holder of uncertificated ADSs requesting the exchange of uncertificated ADSs for certificated ADSs, the depositary will execute and deliver to you an ADR evidencing those ADSs.

Voting Rights

How do you vote?

As a holder, you generally have the right under the deposit agreement to instruct the depositary bank to exercise the voting rights for the ordinary shares represented by your ADSs. The voting rights of holders of ordinary shares are described in “Description of Share Capital” in the prospectus.

At our request, the depositary bank will distribute to you any notice of shareholders’ meeting received from us together with information explaining how to instruct the depositary bank to exercise the voting rights of the securities represented by ADSs.

If the depositary bank timely receives voting instructions from a holder of ADSs, it will endeavor to vote the securities (in person or by proxy) represented by the holder’s ADSs in accordance with the voting instructions received from the holders of ADSs as follows:

●	In the event of voting by show of hands, the depositary bank will vote (or cause the custodian to vote) all ordinary shares held on deposit at that time in accordance with the voting instructions received from a majority of holders of ADSs who provide timely voting instructions.

●	In the event of voting by poll, the depositary bank will vote (or cause the custodian to vote) the ordinary shares held on deposit in accordance with the voting instructions received from the holders of ADSs.

In the event of voting by poll, holders of ADSs in respect of which no timely voting instructions have been received shall be deemed to have instructed the depositary to give a discretionary proxy to a person designated by us to vote the ordinary shares represented by such holders’ ADSs; provided, that no such instructions shall be deemed given and no such discretionary proxy shall be given with respect to any matter as to which we inform the depositary that we do not wish such proxy to be given; provided, further, that no such discretionary proxy shall be given (x) with respect to any matter as to which we inform the depositary that (i) there exists substantial opposition, or (ii) the rights of holders of ADSs or the shareholders of our company will be materially adversely affected, and (y) in the event that the vote is on a show of hands.

Please note that the ability of the depositary bank to carry out voting instructions may be limited by practical and legal limitations and the terms of the securities on deposit. We cannot assure you that you will receive voting materials in time to enable you to return voting instructions to the depositary bank in a timely manner.

Payment of Taxes

You will be responsible for any taxes or other governmental charges payable on your ADSs or on the deposited securities represented by any of your ADSs. The depositary may refuse to register any transfer your ADSs or allow you to withdraw the deposited securities represented by your ADSs until such taxes or other charges are paid. It may apply payments owed to you or sell deposited securities represented by your ADSs to pay any taxes owed and you will remain liable for any deficiency. If the depositary sells deposited securities, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to you any net proceeds, or send to you any property, remaining after it has paid the taxes. You agree to indemnify us, the depositary, the custodian and each of our and their respective agents, directors, employees and affiliates for, and hold each of them harmless from, any claims with respect to taxes (including applicable interest and penalties thereon) arising from any refund of taxes, reduced rate or withholding or other tax benefit obtained for you and any claims by any governmental authority with respect to taxes, additions to tax, penalties or interest arising out of any refund of taxes, reduced rate withholding at source or other tax benefit obtained.

Reclassifications, Recapitalizations and Mergers

If we:		Then:
●	Change the par value of our ordinary shares	●	The cash, shares or other securities received by the depositary will become deposited securities, to the extent permitted by law, and each ADS will automatically represent its equal share of the new deposited securities.

●	Reclassify, split up, subdivide or consolidate any of the deposited securities	●	The depositary may deliver new ADSs or ask you to surrender your outstanding ADRs in exchange for new ADRs identifying the new deposited securities.

●	Distribute securities on the ordinary shares that are not distributed to you	●	If any securities received by the depositary may not be lawfully distributed to some or all holders of ADSs, the depositary may sell such securities and distribute the net proceeds in the same way it does cash.

Amendment and Termination

How may the deposit agreement be amended?

We may agree with the depositary to amend the deposit agreement and the form of ADR without your consent for any reason. If an amendment adds or increases fees or charges (except for taxes and other governmental charges or expenses of the depositary for registration fees, facsimile costs, delivery charges or similar items, including expenses incurred in connection with foreign exchange control regulations) or materially prejudices a substantial existing right of ADS holders, it will not become effective for outstanding ADSs until 30 days after the depositary notifies ADS holders of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold your ADSs, to agree to the amendment and to be bound by the ADRs and the deposit agreement as amended. If any new laws are adopted that would require the deposit agreement to be amended in order to comply therewith, we and the depositary may amend the deposit agreement in accordance with such laws and such amendment may become effective before notice thereof is given to ADS holders.

How may the deposit agreement be terminated?

The depositary will terminate the deposit agreement if we ask it to do so, in which case the depositary will give notice to you at least 30 days prior to termination. The depositary may also terminate the deposit agreement if the depositary has told us that it would like to resign, or if we have removed the depositary, and in either case we have not appointed a new depositary within 90 days. In either such case, the depositary must notify you at least 30 days before termination.

After termination, the depositary and its agents will do the following under the deposit agreement but nothing else:

●	Collect distributions on the deposited securities.

●	Sell rights and other property.

●	Deliver ordinary shares and other deposited securities upon cancellation of ADSs after payment of any fees, charges, taxes or other governmental charges. At any time after termination, the depositary may sell any remaining deposited securities by public or private sale.

After that, the depositary will hold the money it received on the sale, as well as any other cash it is holding under the deposit agreement, for the pro rata benefit of the ADS holders that have not surrendered their ADSs. It will not invest the money and has no liability for interest. The depositary’s only obligations will be to account for the money and other cash. After termination, our only obligations under the deposit agreement will be to indemnify the depositary and to pay fees and expenses of the depositary that we agreed to pay.

Books of Depositary

The depositary will maintain ADS holder records at its depositary office. You may inspect such records at such office during regular business hours but solely for the purpose of communicating with other holders in the interest of the business of our company or matters relating to the ADSs or the deposit agreement.

The depositary will maintain facilities in the Borough of Manhattan, the City of New York to record and process the issuance, cancellation, combination, split-up and transfer of ADRs. The depositary may close the transfer books with respect to the ADSs at any time or from time to time, when deemed necessary or advisable by it in good faith in connection with the performance of its duties hereunder, or at the reasonable written request of us, subject to the depositary’s compliance with U.S. securities laws.

Limitations on Obligations and Liability

Limits on our Obligations and the Obligations of the Depositary; Limits on Liability to Holders of ADSs

The deposit agreement expressly limits our obligations and the obligations of the depositary. It also limits our liability and the liability of the depositary as follows:

●	We and the depositary are only obligated to take the actions specifically set forth in the deposit agreement without negligence or bad faith.

●	We and the depositary are not liable if either of us is prevented or delayed by law or circumstances beyond our control from performing our obligations under the deposit agreement, including, without limitation, requirements of any present or future law, regulation, governmental or regulatory authority or share exchange of any applicable jurisdiction, any present or future provisions of our amended and restated memorandum and articles of association, on account of possible civil or criminal penalties or restraint, any provisions of or governing the deposited securities or any act of God, war or other circumstances beyond our control as set forth in the deposit agreement.

●	We and the depositary are not liable if either of us exercises, or fails to exercise, discretion permitted under the deposit agreement.

●	We and the depositary are not liable for the inability of any holder of ADSs to benefit from any distribution, offering, right or other benefit made available to holders of deposited securities that is not made available to holders of ADSs under the terms of the deposit agreement.

●	We and the depositary have no obligation to become involved in a lawsuit or other proceeding related to the ADSs or the deposit agreement on your behalf or on behalf of any other party if in our or the depositary’s opinion such proceeding may involve us or the depositary in expense or liability, unless satisfactory indemnity against all expenses and liabilities is furnished as often as may be required.

●	We and the depositary may rely upon any documents we believe in good faith to be genuine and to have been signed or presented by the proper party.

●	We and the depositary disclaim any liability for any action/inaction in reliance on the advice or information of legal counsel, accountants, any person presenting ordinary shares for deposit, holders and beneficial owners (or authorized representatives) of ADSs, or any other person believed in good faith to be competent to give such advice or information. We and the depositary disclaim any liability for any consequential or punitive damages (including lost profits) for any breach of the terms of the deposit agreement or otherwise.

●	The holders and the beneficial owners are responsible for the taxes payable or in connection with the ownership of ADSs, ordinary shares or deposited securities.

The depositary and any of its agents also disclaim any liability for any of the following:

●	A failure to carry out any instructions to vote, the manner in which any vote is cast or the effect of any vote, provided that any such action or omission is in good faith and without negligence in accordance with the deposit agreement.

●	The manner in which any vote is cast.

●	The effect of any vote.

●	A failure to accurately determine that any distribution or action may be lawful or reasonably practicable or for allowing any rights to lapse in accordance with the provisions of the deposit agreement.

●	A failure or timeliness of any notice from us, the content of any information submitted to it by us for distribution to you or for any inaccuracy of any translation thereof.

●	Any investment risk associated with the acquisition of an interest in the deposited securities.

●	The validity or worth of the deposited securities.

●	The credit-worthiness of any third party.

●	Allowing any rights to lapse under the terms of the deposit agreement.

●	Any action or failure to act by, or any information provided or not provided by, DTC or any DTC participant.

The depositary and its agents shall not be liable for any acts or omissions made by a successor depositary, provided that in connection with any issue out of which a potential liability arises the depositary performed its obligations without negligence or bad faith while it acted as depositary.

In addition, the deposit agreement provides that each party to the deposit agreement (including each holder, beneficial owner and holder of interests in the ADRs) irrevocably waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in any lawsuit or proceeding against the depositary or our company related to our shares, the ADSs or the deposit agreement.

In the deposit agreement, we and the depositary agree to indemnify each other under certain circumstances.

Foreign Currency Conversion

The depositary bank will arrange for the conversion of all foreign currency received into U.S. dollars if such conversion is practical and it will distribute the U.S. dollars in accordance with the terms of the deposit agreement. You may have to pay fees and expenses incurred in converting foreign currency, such as fees and expenses incurred in complying with currency exchange controls and other governmental requirements.

If the conversion of foreign currency is not practical or lawful, or if any required approvals are denied or not obtainable at a reasonable cost or within a reasonable period, the depositary bank may take the following actions in its discretion:

●	Convert the foreign currency to the extent practical and lawful and distribute the U.S. dollars to the holders for whom the conversion and distribution is lawful and practical.

●	Distribute the foreign currency to holders for whom the distribution is lawful and practical.

●	Hold the foreign currency (without liability for interest) for the applicable holders.

Governing Law/Waiver of Jury Trial

The deposit agreement and the ADRs will be interpreted in accordance with the laws of the State of New York. The rights of holders of the ordinary shares (including the ordinary shares represented by ADSs) is governed by the laws of the Cayman Islands.

Description of Debt Securities

As used in this prospectus, the term “debt securities” means the debentures, notes, bonds and other evidences of indebtedness that we may issue from time to time. The debt securities will either be senior debt securities, senior subordinated debt or subordinated debt securities. We may also issue convertible debt securities. Debt securities issued under an indenture (which we refer to herein as an Indenture) will be entered into between us and a trustee to be named therein. It is likely that convertible debt securities will not be issued under an Indenture.

The Indenture or forms of Indentures, if any, will be filed as exhibits to the registration statement of which this prospectus is a part.

As you read this section, please remember that for each series of debt securities, the specific terms of your debt security as described in the applicable prospectus supplement will supplement and, if applicable, may modify or replace the general terms described in the summary below. The statement we make in this section may not apply to your debt security.

Events of Default Under the Indenture

Unless we provide otherwise in the prospectus supplement or free writing prospectus applicable to a particular series of debt securities, the following are events of default under the indentures with respect to any series of debt securities that we may issue:

●	if we fail to pay the principal or premium, if any, when due and payable at maturity, upon redemption or repurchase or otherwise;

●	if we fail to pay interest when due and payable and our failure continues for certain days;

●	if we fail to observe or perform any other covenant contained in the Securities of a Series or in this Indenture, and our failure continues for certain days after we receive written notice from the trustee or holders of at least certain percentage in aggregate principal amount of the outstanding debt securities of the applicable series. The written notice must specify the Default, demand that it be remedied and state that the notice is a “Notice of Default”;

●	if specified events of bankruptcy, insolvency or reorganization occur; and

●	if any other event of default provided with respect to securities of that series, which is specified in a Board Resolution, a supplemental indenture hereto or an Officers’ Certificate as defined in the Form of Indenture.

We covenant in the Form of Indenture to deliver a certificate to the trustee annually, within certain days after the close of the fiscal year, to show that we are in compliance with the terms of the indenture and that we have not defaulted under the indenture.

Nonetheless, if we issue debt securities, the terms of the debt securities and the final form of indenture will be provided in a prospectus supplement. Please refer to the prospectus supplement and the form of indenture attached thereto for the terms and conditions of the offered debt securities. The terms and conditions may or may not include whether or not we must furnish periodic evidence showing that an event of default does not exist or that we are in compliance with the terms of the indenture.

The statements and descriptions in this prospectus or in any prospectus supplement regarding provisions of the Indentures and debt securities are summaries thereof, do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the Indentures (and any amendments or supplements we may enter into from time to time which are permitted under each Indenture) and the debt securities, including the definitions therein of certain terms.

General

Unless otherwise specified in a prospectus supplement, the debt securities will be direct secured or unsecured obligations of our company. The senior debt securities will rank equally with any of our other unsecured senior and unsubordinated debt. The subordinated debt securities will be subordinate and junior in right of payment to any senior indebtedness.

We may issue debt securities from time to time in one or more series, in each case with the same or various maturities, at par or at a discount. Unless indicated in a prospectus supplement, we may issue additional debt securities of a particular series without the consent of the holders of the debt securities of such series outstanding at the time of the issuance. Any such additional debt securities, together with all other outstanding debt securities of that series, will constitute a single series of debt securities under the applicable Indenture and will be equal in ranking.

Should an indenture relate to unsecured indebtedness, in the event of a bankruptcy or other liquidation event involving a distribution of assets to satisfy our outstanding indebtedness or an event of default under a loan agreement relating to secured indebtedness of our company or its subsidiaries, the holders of such secured indebtedness, if any, would be entitled to receive payment of principal and interest prior to payments on the senior indebtedness issued under an Indenture.

Prospectus Supplement

Each prospectus supplement will describe the terms relating to the specific series of debt securities being offered. These terms will include some or all of the following:

●	the title of debt securities and whether they are subordinated, senior subordinated or senior debt securities;

●	any limit on the aggregate principal amount of debt securities of such series;

●	the percentage of the principal amount at which the debt securities of any series will be issued;

●	the ability to issue additional debt securities of the same series;

●	the purchase price for the debt securities and the denominations of the debt securities;

●	the specific designation of the series of debt securities being offered;

●	the maturity date or dates of the debt securities and the date or dates upon which the debt securities are payable and the rate or rates at which the debt securities of the series shall bear interest, if any, which may be fixed or variable, or the method by which such rate shall be determined;

●	the basis for calculating interest if other than 360-day year or twelve 30-day months;

●	the date or dates from which any interest will accrue or the method by which such date or dates will be determined;

●	the duration of any deferral period, including the maximum consecutive period during which interest payment periods may be extended;

●	whether the amount of payments of principal of (and premium, if any) or interest on the debt securities may be determined with reference to any index, formula or other method, such as one or more currencies, commodities, equity indices or other indices, and the manner of determining the amount of such payments;

●	the dates on which we will pay interest on the debt securities and the regular record date for determining who is entitled to the interest payable on any interest payment date;

●	the place or places where the principal of (and premium, if any) and interest on the debt securities will be payable, where any securities may be surrendered for registration of transfer, exchange or conversion, as applicable, and notices and demands may be delivered to or upon us pursuant to the applicable Indenture;

●	the rate or rates of amortization of the debt securities;

●	if we possess the option to do so, the periods within which and the prices at which we may redeem the debt securities, in whole or in part, pursuant to optional redemption provisions, and the other terms and conditions of any such provisions;

●	our obligation or discretion, if any, to redeem, repay or purchase debt securities by making periodic payments to a sinking fund or through an analogous provision or at the option of holders of the debt securities, and the period or periods within which and the price or prices at which we will redeem, repay or purchase the debt securities, in whole or in part, pursuant to such obligation, and the other terms and conditions of such obligation;

●	the terms and conditions, if any, regarding the option or mandatory conversion or exchange of debt securities;

●	the period or periods within which, the price or prices at which and the terms and conditions upon which any debt securities of the series may be redeemed, in whole or in part at our option and, if other than by a board resolution, the manner in which any election by us to redeem the debt securities shall be evidenced;

●	any restriction or condition on the transferability of the debt securities of a particular series;

●	the portion, or methods of determining the portion, of the principal amount of the debt securities which we must pay upon the acceleration of the maturity of the debt securities in connection with any event of default if other than the full principal amount;

●	the currency or currencies in which the debt securities will be denominated and in which principal, any premium and any interest will or may be payable or a description of any units based on or relating to a currency or currencies in which the debt securities will be denominated;

●	provisions, if any, granting special rights to holders of the debt securities upon the occurrence of specified events;

●	any deletions from, modifications of or additions to the events of default or our covenants with respect to the applicable series of debt securities, and whether or not such events of default or covenants are consistent with those contained in the applicable Indenture;

●	any limitation on our ability to incur debt, redeem stock, sell our assets or other restrictions;

●	the application, if any, of the terms of the applicable Indenture relating to defeasance and covenant defeasance (which terms are described below) to the debt securities;

●	what subordination provisions will apply to the debt securities;

●	the terms, if any, upon which the holders may convert or exchange the debt securities into or for our Ordinary Shares, preferred shares or other securities or property;

●	whether we are issuing the debt securities in whole or in part in global form;

●	any change in the right of the trustee or the requisite holders of debt securities to declare the principal amount thereof due and payable because of an event of default;

●	the depositary for global or certificated debt securities, if any;

●	any material federal income tax consequences applicable to the debt securities, including any debt securities denominated and made payable, as described in the prospectus supplements, in foreign currencies, or units based on or related to foreign currencies;

●	any right we may have to satisfy, discharge and defease our obligations under the debt securities, or terminate or eliminate restrictive covenants or events of default in the Indentures, by depositing money or U.S. government obligations with the trustee of the Indentures;

●	the names of any trustees, depositories, authenticating or paying agents, transfer agents or registrars or other agents with respect to the debt securities;

●	to whom any interest on any debt security shall be payable, if other than the person in whose name the security is registered, on the record date for such interest, the extent to which, or the manner in which, any interest payable on a temporary global debt security will be paid if other than in the manner provided in the applicable Indenture;

●	if the principal of or any premium or interest on any debt securities is to be payable in one or more currencies or currency units other than as stated, the currency, currencies or currency units in which it shall be paid and the periods within and terms and conditions upon which such election is to be made and the amounts payable (or the manner in which such amount shall be determined);

●	the portion of the principal amount of any debt securities which shall be payable upon declaration of acceleration of the maturity of the debt securities pursuant to the applicable Indenture if other than the entire principal amount;

●	if the principal amount payable at the stated maturity of any debt security of the series will not be determinable as of any one or more dates prior to the stated maturity, the amount which shall be deemed to be the principal amount of such debt securities as of any such date for any purpose, including the principal amount thereof which shall be due and payable upon any maturity other than the stated maturity or which shall be deemed to be outstanding as of any date prior to the stated maturity (or, in any such case, the manner in which such amount deemed to be the principal amount shall be determined); and

●	any other specific terms of the debt securities, including any modifications to the events of default under the debt securities and any other terms which may be required by or advisable under applicable laws or regulations.

Unless otherwise specified in the applicable prospectus supplement, the debt securities will not be listed on any securities exchange. Holders of the debt securities may present registered debt securities for exchange or transfer in the manner described in the applicable prospectus supplement. Except as limited by the applicable Indenture, we will provide these services without charge, other than any tax or other governmental charge payable in connection with the exchange or transfer.

Debt securities may bear interest at a fixed rate or a variable rate as specified in the prospectus supplement. In addition, if specified in the prospectus supplement, we may sell debt securities bearing no interest or interest at a rate that at the time of issuance is below the prevailing market rate, or at a discount below their stated principal amount. We will describe in the applicable prospectus supplement any special federal income tax considerations applicable to these discounted debt securities.

We may issue debt securities with the principal amount payable on any principal payment date, or the amount of interest payable on any interest payment date, to be determined by referring to one or more currency exchange rates, commodity prices, equity indices or other factors. Holders of such debt securities may receive a principal amount on any principal payment date, or interest payments on any interest payment date, that are greater or less than the amount of principal or interest otherwise payable on such dates, depending upon the value on such dates of applicable currency, commodity, equity index or other factors. The applicable prospectus supplement will contain information as to how we will determine the amount of principal or interest payable on any date, as well as the currencies, commodities, equity indices or other factors to which the amount payable on that date relates and certain additional tax considerations.

Description of Warrants

We may issue warrants for the purchase of ordinary shares. Warrants may be offered independently or together with ordinary shares offered by any prospectus supplement and may be attached to or separate from those securities. While the terms we have summarized below will apply generally to any warrants that we may offer under this prospectus, we will describe in particular the terms of any series of warrants that we may offer in more detail in the applicable prospectus supplement and any applicable free writing prospectus. The terms of any warrants offered under a prospectus supplement may differ from the terms described below.

We will file as an exhibit to the registration statement of which this prospectus is a part, or will incorporate by reference from another report that we file with the SEC, the form of warrant and/or warrant agreement, which may include a form of warrant certificate, as applicable, that describes the terms of the particular series of warrants we may offer before the issuance of the related series of warrants. We may issue the warrants under a warrant agreement that we will enter into with a warrant agent to be selected by us. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any registered holders of warrants or beneficial owners of warrants. The following summary of material provisions of the warrants and warrant agreements is subject to, and qualified in its entirety by reference to, all the provisions of the form of warrant and/or warrant agreement and warrant certificate applicable to a particular series of warrants. We urge you to read the applicable prospectus supplement and any related free writing prospectus, as well as the complete form of warrant and/or the warrant agreement and warrant certificate, as applicable, that contain the terms of the warrants.The particular terms of any issue of warrants will be described in the prospectus supplement relating to the issue. Those terms may include:

●	the title of the warrants;

●	the price or prices at which the warrants will be issued;

●	the designation, amount and terms of the securities or other rights for which the warrants are exercisable;

●	the designation and terms of the other securities, if any, with which the warrants are to be issued and the number of warrants issued with each other security;

●	the aggregate number of warrants;

●	any provisions for adjustment of the number or amount of securities receivable upon exercise of the warrants or the exercise price of the warrants;

●	the price or prices at which the securities or other rights purchasable upon exercise of the warrants may be purchased;

●	if applicable, the date on and after which the warrants and the securities or other rights purchasable upon exercise of the warrants will be separately transferable;

●	a discussion of any material U.S. federal income tax considerations applicable to the exercise of the warrants;

●	the date on which the right to exercise the warrants will commence, and the date on which the right will expire;

●	the maximum or minimum number of warrants that may be exercised at any time;

●	information with respect to book-entry procedures, if any; and

●	any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

Exercise of Warrants

Each warrant will entitle its holder to purchase the number of ordinary shares at the exercise price set forth in, or calculable as set forth in, the applicable prospectus supplement. The warrants may be exercised as set forth in the prospectus supplement relating to the warrants offered. Unless we otherwise specify in the applicable prospectus supplement, warrants may be exercised at any time up to the close of business on the expiration date set forth in the prospectus supplement relating to the warrants offered thereby. After the close of business on the expiration date, unexercised warrants will become void.

We will specify the place or places where, and the manner in which, warrants may be exercised in the form of warrant, warrant agreement or warrant certificate and applicable prospectus supplement. Upon receipt of payment and the warrant or warrant certificate, as applicable, properly completed and duly executed at the corporate trust office of the warrant agent, if any, or any other office, including ours, indicated in the prospectus supplement, we will, as soon as practicable, issue and deliver the securities purchasable upon such exercise. If less than all of the warrants (or the warrants represented by such warrant certificate) are exercised, a new warrant or a new warrant certificate, as applicable, will be issued for the remaining amount of warrants. If we so indicate in the applicable prospectus supplement, holders of the warrants may surrender securities as all or part of the exercise price for warrants.

Prior to the exercise of any warrants to purchase ordinary shares, holders of the warrants will not have any of the rights of holders of ordinary shares purchasable upon exercise, including the right to vote or to receive any payments of dividends or payments upon our liquidation, dissolution or winding up on the ordinary shares purchasable upon exercise, if any.

Description of Rights

We may issue rights to purchase our securities. The rights may or may not be transferable by the persons purchasing or receiving the rights. In connection with any rights offering, we may enter into a standby underwriting or other arrangement with one or more underwriters or other persons pursuant to which such underwriters or other persons would purchase any offered securities remaining unsubscribed for after such rights offering. Each series of rights will be issued under a separate rights agent agreement to be entered into between us and one or more banks, trust companies or other financial institutions, as rights agent, that we will name in the applicable prospectus supplement. The rights agent will act solely as our agent in connection with the rights and will not assume any obligation or relationship of agency or trust for or with any holders of rights certificates or beneficial owners of rights.

The prospectus supplement relating to any rights that we offer will include specific terms relating to the offering, including, among other matters:

●	the date of determining the security holders entitled to the rights distribution;

●	the aggregate number of rights issued and the aggregate amount of securities purchasable upon exercise of the rights;

●	the exercise price;

●	the conditions to completion of the rights offering;

●	the date on which the right to exercise the rights will commence and the date on which the rights will expire; and

●	any applicable federal income tax considerations.

Each right would entitle the holder of the rights to purchase for cash the principal amount of securities at the exercise price set forth in the applicable prospectus supplement. Rights may be exercised at any time up to the close of business on the expiration date for the rights provided in the applicable prospectus supplement. After the close of business on the expiration date, all unexercised rights will become void.

If less than all of the rights issued in any rights offering are exercised, we may offer any unsubscribed securities directly to persons other than our security holders, to or through agents, underwriters or dealers or through a combination of such methods, including pursuant to standby arrangements, as described in the applicable prospectus supplement.

Description of Units

The following description, together with the additional information we may include in any applicable prospectus supplement, summarizes the material terms and provisions of the units that we may offer under this prospectus. While the terms we have summarized below will apply generally to any units that we may offer under this prospectus, we will describe the particular terms of any series of units in more detail in the applicable prospectus supplement and any related free writing prospectus. The terms of any units offered under a prospectus supplement may differ from the terms described below. However, no prospectus supplement will fundamentally change the terms that are set forth in this prospectus or offer a security that is not registered and described in this prospectus at the time of its effectiveness.

We will file as an exhibit to the registration statement of which this prospectus is a part, or will incorporate by reference from another report we file with the SEC, the form of unit agreement that describes the terms of the series of units we may offer under this prospectus, and any supplemental agreements, before the issuance of the related series of units. The following summaries of material terms and provisions of the units are subject to, and qualified in their entirety by reference to, all the provisions of the unit agreement and any supplemental agreements applicable to a particular series of units. We urge you to read the applicable prospectus supplement and any related free writing prospectus, as well as the complete unit agreement and any supplemental agreements that contain the terms of the units.

We may issue units consisting of any combination of the other types of securities offered under this prospectus in one or more series. We may evidence each series of units by unit certificates that we may issue under a separate agreement. We may enter into unit agreements with a unit agent. Each unit agent, if any, may be a bank or trust company that we select. We will indicate the name and address of the unit agent, if any, in the applicable prospectus supplement relating to a particular series of units. Specific unit agreements, if any, will contain additional important terms and provisions. We will file as an exhibit to the registration statement of which this prospectus is a part, or will incorporate by reference from a current report that we file with the SEC, the form of unit and the form of each unit agreement, if any, relating to units offered under this prospectus.

If we offer any units, certain terms of that series of units will be described in the applicable prospectus supplement, including, without limitation, the following, as applicable

●	the title of the series of units;

●	identification and description of the separate constituent securities comprising the units;

●	the price or prices at which the units will be issued;

●	the date, if any, on and after which the constituent securities comprising the units will be separately transferable;

●	a discussion of certain United States federal income tax considerations applicable to the units; and

●	any other material terms of the units and their constituent securities.

The provisions described in this section, as well as those described under “Description of Share Capital - Ordinary Shares” and “Description of Warrants” will apply to each unit and to any Ordinary Shares or warrant included in each unit, respectively.

Issuance in Series

We may issue units in such amounts and in numerous distinct series as we determine.

Transfer Agent and Registrar

The transfer agent and registrar for our Ordinary Shares is Maples Fund Services (Cayman) Limited. Their mailing address is 16/F Central Plaza, 18 Harbour Road, Hong Kong. Their phone number is +852 3655 9000.

NASDAQ Capital Market Listing

Our ADSs are listed on the NASDAQ Capital Market under the symbol “AHG.”

PLAN OF DISTRIBUTION

We may sell the securities offered through this prospectus (i) to or through underwriters or dealers, (ii) directly to purchasers, including our affiliates, (iii) through agents, or (iv) through a combination of any these methods. The securities may be distributed at a fixed price or prices, which may be changed, market prices prevailing at the time of sale, prices related to the prevailing market prices, or negotiated prices. The prospectus supplement will include the following information:

●	the terms of the offering;

●	the names of any underwriters or agents;

●	the name or names of any managing underwriter or underwriters;

●	the purchase price of the securities;

●	any over-allotment options under which underwriters may purchase additional securities from us;

●	the net proceeds from the sale of the securities;

●	any delayed delivery arrangements;

●	any underwriting discounts, commissions and other items constituting underwriters’ compensation;

●	any initial public offering price;

●	any discounts or concessions allowed or reallowed or paid to dealers;

●	any commissions paid to agents; and

●	any securities exchange or market on which the securities may be listed.

Sale Through Underwriters or Dealers

Only underwriters named in the prospectus supplement are underwriters of the securities offered by the prospectus supplement. If underwriters are used in the sale, the underwriters will acquire the securities for their own account, including through underwriting, purchase, security lending or repurchase agreements with us. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions. Underwriters may sell the securities in order to facilitate transactions in any of our other securities (described in this prospectus or otherwise), including other public or private transactions and short sales. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless otherwise indicated in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all the offered securities if they purchase any of them. The underwriters may change from time to time any public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

If dealers are used in the sale of securities offered through this prospectus, we will sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. The prospectus supplement will include the names of the dealers and the terms of the transaction.

We will provide in the applicable prospectus supplement any compensation we will pay to underwriters, dealers or agents in connection with the offering of the securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers.

Direct Sales and Sales Through Agents

We may sell the securities offered through this prospectus directly. In this case, no underwriters or agents would be involved. Such securities may also be sold through agents designated from time to time. The prospectus supplement will name any agent involved in the offer or sale of the offered securities and will describe any commissions payable to the agent. Unless otherwise indicated in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities. The terms of any such sales will be described in the prospectus supplement.

Delayed Delivery Contracts

If the prospectus supplement indicates, we may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The applicable prospectus supplement will describe the commission payable for solicitation of those contracts.

Market Making, Stabilization and Other Transactions

Unless the applicable prospectus supplement states otherwise, other than our Ordinary Shares, all securities we offer under this prospectus will be a new issue and will have no established trading market. We may elect to list offered securities on an exchange or in the over-the-counter market. Any underwriters that we use in the sale of offered securities may make a market in such securities, but may discontinue such market making at any time without notice. Therefore, we cannot assure you that the securities will have a liquid trading market.

Any underwriter may also engage in stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Rule 104 under the Securities Exchange Act. Stabilizing transactions involve bids to purchase the underlying security in the open market for the purpose of pegging, fixing or maintaining the price of the securities. Syndicate covering transactions involve purchases of the securities in the open market after the distribution has been completed in order to cover syndicate short positions.

Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the securities originally sold by the syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the securities to be higher than it would be in the absence of the transactions. The underwriters may, if they commence these transactions, discontinue them at any time.

General Information

Agents, underwriters, and dealers may be entitled, under agreements entered into with us, to indemnification by us against certain liabilities, including liabilities under the Securities Act. Our agents, underwriters, and dealers, or their affiliates, may be customers of, engage in transactions with or perform services for us, in the ordinary course of business.

LEGAL MATTERS

Except as otherwise set forth in the applicable prospectus supplement, certain legal matters in connection with the securities offered pursuant to this prospectus will be passed upon for us by Hunter Taubman Fischer & Li LLC to the extent governed by the laws of the State of New York, and by Maples and Calder (Hong Kong) LLP to the extent governed by the laws of the Cayman Islands. If legal matters in connection with offerings made pursuant to this prospectus are passed upon by counsel to underwriters, dealers or agents, such counsel will be named in the applicable prospectus supplement relating to any such offering.

EXPERTS

The financial statements incorporated by reference in this prospectus for the year ended March 31, 2023 and March 31, 2022 have been audited by Onestop Assurance PAC, an independent registered public accounting firm, as set forth in its report thereon included therein, and incorporated herein by reference, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The financial statements incorporated by reference in this prospectus for the year ended March 31, 2021 have been audited Wei, Wei & Co., LLP an independent registered public accounting firm, as set forth in its report thereon included therein, and incorporated herein by reference, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

FINANCIAL INFORMATION

The financial statements for the fiscal years ended March 31, 2023, 2022, and 2021 are included in our Annual Report on Form 20-F for the year ended March 31, 2023, filed on July 14, 2023, which are incorporated by reference into this prospectus.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information we file with the SEC. This means that we can disclose important information to you by referring you to those documents. Any statement contained in a document incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein, or in any subsequently filed document, which also is incorporated by reference herein, modifies or supersedes such earlier statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We hereby incorporate by reference into this prospectus the following documents that we have filed with the SEC under the Exchange Act:

(1)	the Company’s Annual Report on Form 20-F, as amended for the fiscal year ended March 31, 2023, filed with the SEC on July 14, 2023;

(2)	the Company’s Reports on Form 6-K, filed with the SEC on October 2, 2023, October 18, 2023, November 17, 2023, November 22, 2023, January 3, 2024, January 22, 2024, January 29, 2024; and

(3)	The description of our ordinary shares contained in our registration statement on Form 8-A (File No. 000-38245), filed with the SEC on October 16, 2017, and any amendment or report filed for the purpose of updating such description;

All documents that we file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (and in the case of a Report on Form 6-K, so long as they state that they are incorporated by reference into this prospectus, and other than Reports on Form 6-K, or portions thereof, furnished under Form 6-K) (i) after the initial filing date of the registration statement of which this prospectus forms a part and prior to the effectiveness of such registration statement and (ii) after the date of this prospectus and prior to the termination of the offering shall be deemed to be incorporated by reference in this prospectus from the date of filing of the documents, unless we specifically provide otherwise. Information that we file with the SEC will automatically update and may replace information previously filed with the SEC. To the extent that any information contained in any Report on Form 6-K or any exhibit thereto, was or is furnished to, rather than filed with the SEC, such information or exhibit is specifically not incorporated by reference.

Upon request, we will provide, without charge, to each person who receives this prospectus, a copy of any or all of the documents incorporated by reference (other than exhibits to the documents that are not specifically incorporated by reference in the documents). Please direct written or oral requests for copies to us at Room 8201-4-4(A), 2nd Floor, Qiantongyuan Building, No. 44, Moscow Road, Qianwan Bonded Port Area, Qingdao Pilot Free Trade Zone, China (Shandong).

WHERE YOU CAN FIND MORE INFORMATION

As permitted by SEC rules, this prospectus omits certain information and exhibits that are included in the registration statement of which this prospectus forms a part. Since this prospectus may not contain all of the information that you may find important, you should review the full text of these documents. If we have filed a contract, agreement or other document as an exhibit to the registration statement of which this prospectus forms a part, you should read the exhibit for a more complete understanding of the document or matter involved. Each statement in this prospectus, including statements incorporated by reference as discussed above, regarding a contract, agreement or other document is qualified in its entirety by reference to the actual document.

We are subject to the information reporting requirements of the Exchange Act that are applicable to foreign private issuers, and, in accordance with these requirements, we file annual and current reports and other information with the SEC. You may inspect, read (without charge) and copy the reports and other information we file with the SEC at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an internet website at www.sec.gov that contains our filed reports and other information that we file electronically with the SEC.

We maintain a corporate website at http://www.ahgtop.com/en/index.html. Information contained on, or that can be accessed through, our website does not constitute a part of this prospectus.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the Cayman Islands as an exempted company with limited liability. We incorporated in the Cayman Islands because of certain benefits associated with being a Cayman Islands exempted company, such as political and economic stability, an effective judicial system, a favorable tax system, the absence of foreign exchange control or currency restrictions and the availability of professional and support services. However, the Cayman Islands have a less developed body of securities laws that provide significantly less protection to investors as compared to the securities laws of the United States. In addition, Cayman Islands companies may not have standing to sue before the federal courts of the United States.

All of our assets are located in China. In addition, some of our directors and officers are residents of jurisdictions other than the United States and all or a substantial portion of their assets are located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon us or our directors and officers, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

According to our local Cayman Islands’ counsel, there is uncertainty with regard to Cayman Islands law relating to whether a judgment obtained from the United States or Hong Kong courts under civil liability provisions of the securities laws will be determined by the courts of the Cayman Islands as penal or punitive in nature. If such a determination is made, the courts of the Cayman Islands will not recognize or enforce the judgment against a Cayman Islands’ company. The courts of the Cayman Islands in the past determined that disgorgement proceedings brought at the instance of the Securities and Exchange Commission are penal or punitive in nature and such judgments would not be enforceable in the Cayman Islands. Other civil liability provisions of the securities laws may be characterized as remedial, and therefore enforceable but the Cayman Islands’ Courts have not yet ruled in this regard. Our Cayman Islands’ counsel has further advised us that a final and conclusive judgment in the federal or state courts of the United States under which a sum of money is payable other than a sum payable in respect of taxes, fines, penalties or similar charges, may be subject to enforcement proceedings as a debt in the courts of the Cayman Islands.

As of the date hereof, no treaty or other form of reciprocity exists between the Cayman Islands and Hong Kong governing the recognition and enforcement of judgments.

Cayman Islands’ counsel further advised that although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States or Hong Kong, a judgment obtained in such jurisdictions will be recognized and enforced in the courts of the Cayman Islands at common law, without any re-examination of the merits of the underlying dispute, by an action commenced on the foreign judgment debt in the Grand Court of the Cayman Islands, provided such judgment (1) is given by a foreign court of competent jurisdiction, (2) imposes on the judgment debtor a liability to pay a liquidated sum for which the judgment has been given, (3) is final, (4) is not in respect of taxes, a fine or a penalty, and (5) was not obtained in a manner and is of a kind the enforcement of which is contrary to natural justice or the public policy of the Cayman Islands.

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

AKSO HEALTH GROUP

$400,000,000

Ordinary Shares

Ordinary Shares in the Form of American Depositary Shares,

Debt Securities,

Warrants,

Rights and

Units

PROSPECTUS

February 23, 2024

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8. Indemnification of Directors and Officers

Cayman Islands law does not limit the extent to which a company’s M&A may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our M&A requires us to indemnify our officers and directors for actions, proceedings, claims, losses, damages, costs, liabilities and expenses (“Indemnified Losses”) incurred in their capacities as such unless such Indemnified Losses arise from dishonesty of such directors or officers. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 9. Exhibits

Exhibit No.	Description
1.1	Form of Underwriting Agreement**
4.1	Form of Preferred Shares Certificate**
4.2	Form of Warrant**
4.3	Form of Warrant Agreement**
4.4	Form of Unit Agreement**
4.5	Form of indenture with respect to senior debt securities, to be entered into between registrant and a trustee acceptable to the registrant, if any.
4.6	Form of indenture with respect to subordinated debt securities, to be entered into between registrant and a trustee acceptable to the registrant, if any.
5.1	Opinion of Maples and Calder**
23.1	Consent of One Stop Assurance PAC, an independent registered public accounting firm
23.2	Consent of Wei, Wei & Co., LLP, an independent registered public accounting firm
23.3	Consent of Maples and Calder (included in Exhibit 5.1) Campbells LLP (included in Exhibit 5.1)
24.1	Power of Attorney (included on signature page of this registration statement)
107	Filing Fee Table

**	To be filed by amendment or as an exhibit to a filing with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934 and incorporated by reference in connection with the offering of securities to the extent required for any such offering.

Item 10 Undertakings

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b).

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)	That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Qingdao, the People’s Republic of China, on February 23, 2024.

Akso Health Group

By:	/s/ Yilin (Linda) Wang
	Name:	Yilin (Linda) Wang
	Title:	Chief Executive Officer and Chairwoman of the Board

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Yilin (Linda) Wang as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, in his or her name, place and stead, in any and all capacities (including his capacity as a director and/or officer of the registrant), to sign any and all amendments and post-effective amendments and supplements to this registration statement, and including any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the U.S. Securities Act of 1933, as amended, and to file the same, with all exhibits thereto and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the U.S. Securities Act of 1933, as amended, this Form F-3 registration statement has been signed by the following persons in the capacities and on the date indicated.

Name	Position	Date

/s/ Yilin (Linda) Wang	Chief Executive Officer and Chairwoman of the Board	February 23, 2024
Yilin (Linda) Wang

/s/ Rui (Kerrie) Zhang	Chief Financial Officer	February 23, 2024
Rui (Kerrie) Zhang

/s/ Wenjuan (Vivian) Liu	Director	February 23, 2024
Wenjuan (Vivian) Liu

/s/ Stephen P. Brown	Director	February 23, 2024
Stephen P. Brown

/s/ Zhe Liu	Director	February 23, 2024
Zhe Liu
/s/ Gerald (Jerry) T. Neal	Director	February 23, 2024
Gerald (Jerry) T. Neal

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933 as amended, the undersigned, the duly authorized representative in the United States of America, has signed this registration statement thereto in Newark, Delaware on February 23, 2024.

By:	/s/ Donald J. Puglisi
Name:	Donald J. Puglisi Managing Director
Title:	Puglisi & Associates